UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM S-1

REGISTRATION STATEMENT

UNDER

THE SECURITIES ACT OF 1933

PremierWest Bancorp

(Exact name of registrant as specified in its charter)

Oregon	6022	93-1282171
(State or Other Jurisdiction of Incorporation or Organization)	(Primary Standard Industrial Classification Code Number)	(IRS Employer Identification No.)

503 Airport Road

Medford, Oregon 97504

(541) 618-6003

(Address, including zip code, and telephone number, including area code, of registrant’s principal executive offices)

James M. Ford

President & Chief Executive Officer

PremierWest Bancorp

503 Airport Road

Medford, Oregon 97504

(541) 618-6003

(Name, address, including zip code, and telephone number, including area code, of agent for service)

Copies of communications to:

Roberts Kaplan LLP

601 SW Second Avenue, Suite 1800

Portland, Oregon 97204

Telephone: (503) 221-0607

Facsimile: (503) 221-1510

Approximate date of commencement of proposed sale to the public: As soon as practicable after the effective date of this Registration Statement.

If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933 check the following box:  ☒

If this Form is filed to register additional shares for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.  ☐

If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.  ☐

If this Form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.  ☐

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, or a smaller reporting company. See the definitions of “large accelerated filer,” “accelerated filer” and “smaller reporting company” in Rule 12b-2 of the Exchange Act.

Large accelerated filer ☐		Accelerated filer	☒
Non-accelerated filer ☐	(Do not check if a smaller reporting company)	Small reporting company	☐

CALCULATION OF REGISTRATION FEE

Title of each Class of Securities to be Registered	Amount to be Registered (Shares)	Proposed Maximum Offering Price per Share	Proposed Maximum Aggregate Offering Price (2)	Amount of Registration Fee
Rights to purchase shares of Common Stock, no par value per share(1)	—	—	—	—
Common Stock, no par value per share, underlying the rights	—	—	$36,000,000	$2,008.80
Total	—	—	$36,000,000	$2,008.80

(1)	The subscription rights are being issued without consideration. Pursuant to Rule 457(g), no separate registration fee is payable with respect to the subscription rights being offered hereby since the subscription rights are being registered in the same registration statement as the securities to be offered pursuant thereto.
(2)	Estimated solely for the purpose of calculating the registration fee in accordance with Rule 457(o).

The Registrant hereby amends this Registration Statement on such date or dates as may be necessary to delay its effective date until the Registrant shall file a further amendment which specifically states that this Registration Statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act of 1933 or until the Registration Statement shall become effective on such date as the Commission, acting pursuant to said Section 8(a), may determine.

The information in this preliminary prospectus is not complete and may be changed. We may not sell these securities until the registration statement filed with the Securities and Exchange Commission is effective. This preliminary prospectus is not an offer to sell these securities and is not soliciting an offer to buy these securities in any state or jurisdiction where the offer or sale is not permitted.

SUBJECT TO COMPLETION, DATED NOVEMBER 18, 2009

PRELIMINARY PROSPECTUS

COMMON STOCK

SUBSCRIPTION RIGHTS TO PURCHASE AN AGGREGATE OF [—] SHARES OF COMMON STOCK AT $[—] PER SHARE

We are distributing, at no charge, to holders of our common stock non-transferable subscription rights to purchase up to [—] shares of our common stock. We refer to this offering as the “rights offering.” In the rights offering, you will receive one subscription right for each full share of common stock owned at 5:00 p.m., New York time, on [—], 2009, the record date of the rights offering.

Each subscription right will entitle you to purchase [—] shares of our common stock at a subscription price of $[—] per share, which we refer to as the basic subscription right. If you fully exercise your basic subscription right, and other shareholders do not fully exercise their basic subscription rights, you will be entitled to exercise an over-subscription privilege to purchase a portion of the unsubscribed shares at the same price of $[—] per share, subject to proration and subject, further, to reduction by us under certain circumstances. To the extent you properly exercise your over-subscription privilege for an amount of shares that exceeds the number of the unsubscribed shares available to you, any excess subscription payments will be returned promptly, without interest or penalty.

The subscription rights will expire if they are not exercised by 5:00 p.m., New York time, on [—], 20    , but we may extend the rights offering for additional periods ending no later than [—], 20    . Our board of directors may cancel the rights offering for any reason at any time before it expires. If we cancel the rights offering, all subscription payments received will be returned promptly, without interest or penalty.

We have agreed with [—] to serve as the subscription agent for the rights offering. The subscription agent will hold in escrow the funds we receive from subscribers until we complete or cancel the rights offering.

Following the effectiveness of this prospectus, we reserve the right to negotiate and enter into standby purchase agreements with certain institutional investors and high net worth individuals, or standby purchasers, pursuant to which purchasers will agree to acquire from us, at the same subscription price offered to shareholders, any shares of our common stock offered to our current shareholders, but not subscribed for in the rights offering.

We may offer any unsubscribed shares, after taking into account all over-subscription rights exercised and any shares sold to standby purchasers, at the expiration of the rights offering to the public at $[—] per share. Any offering of shares of common stock that remain unsubscribed will be on a best efforts basis by our officers and directors. The public offering of unsubscribed shares of common stock will terminate on [—], 2010.

OUR BOARD OF DIRECTORS IS NOT MAKING A RECOMMENDATION REGARDING YOUR EXERCISE OF THE SUBSCRIPTION RIGHTS. You should carefully consider whether to exercise your subscription rights before the rights offering expires. All exercises of subscription rights are irrevocable.

THE PURCHASE OF SHARES OF OUR COMMON STOCK INVOLVES A HIGH DEGREE OF RISK. YOU SHOULD READ “RISK FACTORS” BEGINNING ON PAGE 21.

Our common stock is traded on The Nasdaq Capital Market under the ticker symbol “PRWT.” The last reported sales price of our common stock on November 17, 2009 was $1.74 per share. The shares of common stock issued in the rights offering will also be listed on The Nasdaq Capital Market under the same ticker symbol.

This is not an underwritten offering. Our shares of common stock are being offered directly by us without the services of an underwriter or selling agent. We have engaged D.A. Davidson & Co. as our financial and marketing advisor in connection with the rights offering. D.A. Davidson & Co. is not obligated to sell or to acquire for its own account or with a view to distribution any shares of common stock that are being offered in the rights offering.

We have also engaged D.A. Davidson & Co. to assist us on a best efforts basis with the offering to standby purchasers. If we do so, we do not expect D.A. Davidson & Co. to be obligated to purchase any of the shares, and we would expect to pay D.A. Davidson & Co., as compensation for its services on completion of the rights offering, fees consisting of [—].

These securities are not deposits, savings accounts or other obligations of any bank and are not insured or guaranteed by the Federal Deposit Insurance Corporation or any other government agency. Neither the Securities and Exchange Commission, the Board of Governors of the Federal Reserve, the Oregon Department of Consumer and Business Services Division of Finance and Corporate Securities nor any state securities regulator has approved or disapproved of these securities or determined if this prospectus is accurate or complete. Any representation to the contrary is a criminal offense.

The date of this prospectus is [—], 2009.

You should rely only on the information contained or incorporated by reference in this prospectus. We have not authorized any other person to provide you with different information. If anyone provides you with different or inconsistent information, you should not rely on it. We are not making an offer to sell these securities in any jurisdiction where the offer or sale is not permitted. You should assume that the information appearing in this prospectus is accurate only as of the date on the front cover of this prospectus regardless of the time of delivery of this prospectus or the time of any exercise of your subscription rights. Our business, financial condition, results of operations and prospects may have changed since the date of this prospectus.

In this prospectus, we rely on and refer to information and statistics regarding the banking industry and the banking markets in California and Oregon. We obtained this market data from independent publications or other publicly available information. Although we believe these sources are reliable, we have not independently verified and do not guarantee the accuracy and completeness of this information.

No action is being taken in any jurisdiction outside the United States to permit a public offering of our securities or possession or distribution of this prospectus in that jurisdiction. Persons who come into possession of this prospectus in jurisdictions outside the United States are required to inform themselves about and to observe any restrictions as to this offering and the distribution of this prospectus applicable to those jurisdictions.

Unless the context indicates otherwise, all references in this prospectus to “PremierWest,” “the Company,” “we,” “us” and “our” refer to PremierWest Bancorp and our wholly owned subsidiary, PremierWest Bank, except that in the discussion of our subscription rights and capital stock and related matters, these terms refer solely to PremierWest Bancorp and not to its subsidiary. All references to the “Bank” refer to PremierWest Bank only.

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WHERE YOU CAN FIND MORE INFORMATION

This prospectus is part of a Registration Statement on Form S-1 filed by us with the SEC under the Securities Act of 1933, as amended. This prospectus does not contain all of the information set forth in the Registration Statement, certain parts of which are omitted in accordance with the rules and regulations of the SEC. For further information with respect to us and the securities offered by this prospectus, reference is made to the Registration Statement, including the exhibits to the Registration Statement and documents incorporated by reference. Statements contained in this prospectus concerning the provisions of such documents are summaries only and each such statement is qualified in its entirety by reference to the copy of the applicable document filed with the SEC.

We file periodic reports, proxy statements and other information with the SEC. Our SEC filings are available to the public over the Internet at the SEC’s web site at http://www.sec.gov. You may also inspect and copy these materials at the SEC’s public reference facilities at 100 F Street, N.E., Room 1580, Washington, D.C. 20549. You can also obtain copies of such material at prescribed rates by writing to the Public Reference Section of the SEC at 100 F Street, N.E., Washington, D.C. 20549. Please call the SEC at 1-800-SEC-0330 for further information on the operation of the public reference facilities.

INCORPORATION OF DOCUMENTS BY REFERENCE

We “incorporate by reference” into this prospectus information we file with the SEC, which means that we can disclose important information to you by referring you to documents incorporated by reference. The information incorporated by reference is an important part of this prospectus. Some information contained in this prospectus updates the information incorporated by reference, and information that we file subsequently with the SEC will automatically update this prospectus. In other words, in the case of a conflict or inconsistency between information set forth in this prospectus and information incorporated by reference into this prospectus, you should rely on the information contained in the document that was filed later.

Other than any portions of any such documents that are not deemed “filed” under the Securities Exchange Act of 1934 (“Exchange Act”) in accordance with the Exchange Act and applicable SEC rules, we incorporate by reference the documents listed below, and any filings we make with the SEC under Sections 13(a), 13(c), 14, or 15(d) of the Exchange Act, as amended, after the date of this prospectus:

•

Annual Report on Form 10-K/A for the year ended December 31, 2008, as amended, including information specifically incorporated by reference into our Form 10-K from our definitive Proxy Statement for our 2009 annual meeting of shareholders;

•	Our definitive Proxy Statement in connection with our 2009 annual meeting of shareholders filed April 30, 2009;

•	Quarterly Reports on Form 10-Q for the quarter ended March 31, 2009, as amended, and for the quarters ended June 30, and September 30, 2009; and

•

Current Reports on Form 8-K filed January 16, January 27, February 17, February 19, April 3, April 16, May 8, July 22 (as amended by a Form 8-K/A filed September 28, 2009), September 14, 2009, and November 16, 2009.

You may request and we will provide, at no cost, a copy of these filings by contacting Michael Fowler, our Chief Financial Officer, at PremierWest Bancorp, 503 Airport Road, Medford, OR 97504, or by calling (541) 618-6003.

CAUTIONARY NOTE REGARDING FORWARD-LOOKING STATEMENTS

This prospectus and the documents incorporated by reference into this prospectus contain “forward-looking statements” within the meaning of Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934. We intend such forward-looking statements to be covered by the safe harbor provisions for forward-looking statements contained in the Private Securities Litigation Reform Act of 1995, and are including this statement for purposes of invoking these safe-harbor provisions. Other than for statements of historical fact, all statements about, among other things, our outlook on our financial position and results of operations, dividends, our business strategy, asset quality, non-performing assets, the adequacy of the allowance for loan losses, our projected growth and plans for expansion, business opportunities in our markets, economic conditions and plans and objectives for future operations are forward-looking statements. When used in this prospectus and in the documents incorporated by reference into this prospectus, our use of the words “plan,” “forecast,” “project,” “anticipate,” “believe,” “estimate,” “expect,” “target,” “is likely,” “will,” and “intend” and similar words or phrases are intended in part to help identify forward-looking statements. These forward- looking statements involve risks and uncertainties and are based upon management’s beliefs as well as assumptions made based on data currently available to management. These forward-looking statements are not guarantees of future performance, and a variety of factors could cause our actual results to differ materially from the anticipated or expected results expressed in these forward-looking statements. Many of these factors are beyond our ability to control or predict, and readers are cautioned not to put undue reliance on such forward-looking statements. The following list, which is not intended to be an all-encompassing list of risks and uncertainties affecting us, summarizes several factors that could cause our actual results to differ materially from those anticipated or expected in these forward-looking statements:

•	our ability to successfully negotiate and enter into standby purchase agreements with potential standby purchasers before the closing of the rights offering;

•	the effect of competition and our ability to compete on price and other factors;

•	competitors may have greater financial resources and develop products that enable those competitors to compete more successfully than we can;

•	customer acceptance of new products and services;

•	changes in the demand for loans and changes in consumer spending, borrowing and savings habits;

•

deterioration in credit quality, or in the value of the collateral securing our loans, due to higher interest rates, increased unemployment, further or continued disruptions in the credit markets, or other economic factors;

•	economic conditions and events that disproportionately affect our business due to regional concentration;

•	the general decline in the real estate and lending market, particularly Central Oregon, Southern Oregon and Northern California;

•	interest rate changes that affect our net interest margin or demand for our products and services;

•	changes in accounting policies;

•	our ability to integrate acquired branches or banks;

•	our ability to raise additional capital may be impaired if current levels of market disruption and volatility continue or worsen;

•

legislative or administrative changes to the TARP Capital Purchase Program and the effect of such changes on our operations and ability to compete with financial institutions that are not subject to TARP rules and regulations, including our ability to compete with institutions who are not subject to executive compensation restrictions in attracting and retaining employees;

•	restrictions or conditions imposed by our regulators on our operations may make it more difficult for us to achieve our goals;

•	new legislation and regulation; and

•

the risk factors discussed from time to time in our periodic reports filed with the SEC, including our Annual Report on Form 10-K/A for the year ended December 31, 2008 and Quarterly Reports on Form 10-Q for the quarters ended March 31 (as amended), June 30, and September 30, 2009.

We undertake no obligation to, and we do not intend to, update or revise these statements following the date of this filing, whether as a result of new information, future events or otherwise, except as may be required by law.

All written or oral forward-looking statements attributable to us are expressly qualified in their entirety by this Cautionary Note. Our actual results may differ significantly from those we discuss in these forward-looking statements. For other factors, risks and uncertainties that could cause our actual results to differ materially from estimates and projections contained in these forward-looking statements, please read the “Risk Factors” section of this prospectus. Any forward-looking statement speaks only as of the date that such statement was made, and, except as required by law, we expressly disclaim any obligation or undertaking to disseminate any updates or revisions to any forward-looking statement to reflect events or circumstances after the date on which we made the statement or to reflect the occurrence of unanticipated events. You should consider any forward looking statements in light of this explanation, and we caution you about relying on forward-looking statements.

QUESTIONS AND ANSWERS RELATING TO THE RIGHTS OFFERING

The following are examples of what we anticipate will be common questions about the rights offering, any offering to standby purchasers and the reoffering of unsubscribed shares to the public. The answers are based on selected information included elsewhere in this prospectus. The following questions and answers do not contain all of the information that may be important to you and may not address all of the questions that you may have about the rights offering. This prospectus and the documents incorporated by reference into this prospectus contain more detailed descriptions of the terms and conditions of the rights offering and provide additional information about us and our business, including potential risks related to the rights offering, the shares of our common stock offered in the rights offering and our business.

What is the rights offering?

We are distributing, at no charge, to holders of our shares of common stock, non-transferable subscription rights to purchase shares of our common stock at a price of $[—] per whole share. You will receive one subscription right for each share of common stock you owned as of 5:00 p.m., Eastern Time, on [—], 2009, the record date for the rights offering. Each subscription right entitles the holder to a basic subscription right and an over-subscription privilege, as described below.

What is the basic subscription right?

The basic subscription right gives our shareholders the opportunity to purchase an aggregate of [—] shares of our common stock at a subscription price of $[—] per share. For each share you owned as of the record date for the rights offering, your basic subscription right gives you the opportunity to purchase [—] shares. For example, if you owned 100 shares of common stock as of the record date, you would have received subscription rights and would have the right to purchase [—] shares of our common stock (rounded down to [—] shares, with the total subscription payment being adjusted accordingly, as discussed below) for $[—] per full share (or a total payment of $[—]). You may exercise all or a portion of your basic subscription right, or you may choose not to exercise any subscription rights at all. If you exercise less than your full basic subscription right, you will not be entitled to purchase shares under your over-subscription privilege.

Fractional shares resulting from the exercise of the basic subscription right will be eliminated by rounding down to the nearest whole share, with the total subscription payment being adjusted accordingly. Any excess subscription payments received by the subscription agent will be returned promptly, without interest or penalty.

If you hold a PremierWest stock certificate, the number of shares you may purchase pursuant to your basic subscription right is indicated on the enclosed rights certificate. If you hold your shares in the name of a broker, dealer, custodian bank or other nominee who uses the services of the Depository Trust Company (“DTC”), you will not receive a rights certificate. Instead, DTC will issue one subscription right to your nominee record holder for each share of our common stock that you own as of the record date. If you are not contacted by your nominee, you should contact your nominee as soon as possible.

What is the over-subscription privilege?

If you purchase all of the shares available to you pursuant to your basic subscription right, you may also choose to purchase a portion of any shares that our other shareholders do not purchase through the exercise of their basic subscription rights. You should indicate on your rights certificate, or the form provided by your nominee if your shares are held in the name of a nominee, how many additional shares you would like to purchase pursuant to your over-subscription privilege.

If sufficient shares are available, we will seek to honor your over-subscription request in full. If over-subscription requests exceed the number of shares available, however, we will allocate the available shares pro rata among the shareholders exercising the over-subscription privilege in proportion to the number of shares of our common stock each of those shareholders owned on the record date, relative to the number of shares owned on the record date by all shareholders exercising the over-subscription privilege. If this pro rata allocation results in any shareholder receiving a greater number of shares than the shareholder subscribed for pursuant to the exercise of the over-subscription privilege, then such shareholder will be allocated only that number of shares for which the shareholder oversubscribed, and the remaining shares will be allocated among all other shareholders exercising the over-subscription privilege on the same pro rata basis described above. The proration process will be repeated until all shares have been allocated.

To properly exercise your over-subscription privilege, you must deliver the subscription payment related to your over-subscription privilege before the rights offering expires. Because we will not know the total number of unsubscribed shares before the rights offering expires, if you wish to maximize the number of shares you purchase pursuant to your over-subscription privilege, you will need to deliver payment in an amount equal to the aggregate subscription price for the maximum number of shares that may be available to you (i.e., the aggregate payment for both your basic subscription right and for any additional shares you desire to purchase pursuant to your over-subscription request). See “The Rights Offering—The Subscription Rights—Over-Subscription Privilege.”

Fractional shares resulting from the exercise of the over-subscription privilege will be eliminated by rounding down to the nearest whole shares, with the total subscription payment being adjusted accordingly. Any excess subscription payments received by the subscription agent will be returned promptly, without interest or penalty.

[—], our subscription agent for the rights offering, will determine the over-subscription allocation based on the formula described above.

Are there any limits on the number of shares I may purchase in the rights offering or own as a result of the rights offering?

As a bank holding company, we are subject to regulation by the Board of Governors of the Federal Reserve System. The Federal Reserve has the authority to prevent individuals and entities from acquiring control of us. Under Federal Reserve rules and regulations, if you, directly or indirectly, or through one or more subsidiaries, or acting in concert with one or more persons or entities, will own more than 25% of our common stock after giving effect to the rights offering, then you will be conclusively deemed to control us. If, after giving effect to the rights offering, you will hold 10% or more of our common stock, you will be presumed to control us. We will not issue shares pursuant to the exercise of basic subscription rights or over-subscription privileges, or to any shareholder or standby purchaser who, in our sole opinion, could be required to obtain prior clearance or approval from or submit a notice to any state or federal bank regulatory authority to acquire, own or control such shares if, as of [—], 2010, such clearance or approval has not been obtained or any applicable waiting period has not expired. See “The Rights Offering—Limitation on the Purchase of Shares.” You are urged to consult your own legal counsel regarding whether you are required to seek the prior approval of the Federal Reserve in connection with your exercise of the subscription rights issued to you.

In addition, if you hold our shares through the PremierWest Bancorp 401(k) Profit Sharing Plan, you will not have the opportunity to participate in the over-subscription privilege in respect of those shares.

Why are we conducting the rights offering?

We are conducting the rights offering to raise equity capital to improve our capital position, to inject additional capital into our subsidiary bank, PremierWest Bank, and to retain the remainder of any proceeds at PremierWest for general corporate purposes. See “Use of Proceeds.” Our capital position has been negatively impacted by increases in our provision for loan losses due to deteriorating real estate market conditions that, in turn, have caused the deterioration in the overall credit quality of our loan portfolio. Management and our board of directors believe that a higher level of capital is prudent due to the current market conditions and the related impact on our financial position.

At September 30, 2009, PremierWest Bank’s leverage, tier 1 capital and total risked-based capital ratios were 7.20%, 8.44% and 9.72%, respectively, meeting the regulatory benchmarks for “well capitalized” for the leverage and tier 1 capital ratios and for “adequately capitalized” for the total risk-based capital ratio. Regulatory standards for “adequately capitalized” are 4%, 4% and 8% for leverage, tier 1 capital and total risked-based capital, respectively; “well capitalized” regulatory benchmarks are 5%, 6%, and 10%, for leverage, tier 1 capital and total risked-based capital, respectively. An “adequately capitalized” designation may result in operating restrictions based upon our capital position and affects our eligibility for a streamlined review process for acquisition proposals as well as our ability to accept brokered deposits without the prior approval of the FDIC. In addition, our status as “adequately capitalized” will likely result in further restrictions, including restrictions on our ability to make capital distributions, and may result in the issuance of a regulatory consent order by or other agreement with the FDIC.

During the second quarter of 2009 PremierWest Bank was subject to its annual regulatory examination by the FDIC and State of Oregon Department of Consumer and Business Services Division of Finance Corporate Securities. As a result of our recent examination and our status as “adequately capitalized,” we expect that we will become subject to a corrective action program, regulatory agreement or order by the FDIC. Among other things, we expect our regulators to instruct management to increase capital levels, reduce nonperforming assets, restrict dividend payments, limit deposit pricing and restrict access to certain brokered or other volatile wholesale funds.

Our board of directors has chosen the structure of a rights offering to raise capital to allow existing shareholders to purchase additional shares of our common stock based on their pro rata ownership percentage, while giving existing shareholders the opportunity to limit their ownership dilution from a sale of common stock to potential standby purchasers or other investors. Our board may offer shares to standby purchasers to improve the likelihood of success of our capital raising efforts, but no assurance can be given that we will enter into any standby purchase agreements.

Do we intend to enter into standby agreements in connection with the rights offering?

Following the effective date of this prospectus, we reserve the right to negotiate and enter into standby purchase agreements with institutional investors and high net worth individuals, or standby purchasers. Under these agreements, purchasers will agree to acquire from us, at the same subscription price offered to shareholders, any shares that our current shareholders do not subscribe for in the rights offering. We can make no assurance that we will enter into any standby purchase agreements and sell additional shares. If we do enter into standby purchase agreements, however, your ownership interest in PremierWest may be diluted as a result of these purchases if you do not exercise your subscription rights.

Will standby purchasers receive any compensation for their commitments?

No. We will not offer or pay compensation to standby purchasers.

Are we pursuing other initiatives to improve our capital position?

Yes. We have initiated a number of programs to improve our capital position, including the suspension of quarterly cash dividends on our common stock, deferral of interest payments on our trust preferred securities, and deferral of dividends on our Series B Preferred Stock issued to the U.S. Treasury. We have also taken measures to control expenses and reduce overhead. Excluding the impact of staff increases from the acquisition of the Wachovia branches, we have reduced full time equivalent staffing in excess of 8% when comparing December 31, 2008 full time equivalent staff of 515 to a September 30, 2009 full time equivalent staff of 472. These staff reductions were coupled with restructuring of employee benefit programs aimed at encouraging greater ownership on the part of our employees. During 2009 the successful integration of automation throughout our network of branches allowed us to further reduce other non-interest expenses including inter-branch courier service throughout our territory. Our increased efficiencies achieved in the last several quarters have positively impacted our capital in 2009 and more importantly will allow us to operate more efficiently.

How was the $[—] per share subscription price determined?

We established a pricing committee, comprised of three members of our board of directors, two of whom are independent directors. In determining the subscription price, the pricing committee considered a number of factors, including: the fairness opinion of D.A. Davidson & Co., the need to offer the shares at a price that would be attractive to investors relative to the then current trading price for our common stock, historical and current trading prices for our common stock, general conditions in the financial services industry, the need for capital and alternatives available to us for raising capital, potential market conditions, and the desire to provide an opportunity to our shareholders to participate in the rights offering on a pro rata basis. In conjunction with its review of these factors, the pricing committee also reviewed our history and prospects, including our past and present earnings, our prospects for future earnings, and the outlook for our industry, our current financial condition and regulatory status and a range of discounts to market value represented by the subscription prices in various prior rights offerings.

We retained D.A. Davidson & Co. to advise us with respect to an appropriate per share price range for the subscription price of the shares in this rights offering and to render an opinion to our board of directors as to the fairness, from a financial point of view, of the rights offering to our existing shareholders taken as a whole. We have attached the full text of D.A. Davidson’s opinion as Annex A to this prospectus. You should read the entire opinion to understand the assumptions made, matters considered and limitations on the review undertaken by our financial advisor. The opinion does not constitute a recommendation as to whether you should exercise your rights in the rights offering. A discussion of the factors considered and analysis by D.A. Davidson is set forth in the section entitled “Determination of Subscription Price” on page 45. We have agreed to pay D.A. Davidson a fee of $125,000 and reimburse them for reasonable out-of-pocket expenses for their services as our financial advisor and a fee of $250,000 in connection with the fairness opinion.

The subscription price does not necessarily bear any relationship to any other established criteria for value. You should not consider the subscription price as an indication of value of the Company or our common stock. You should not assume or expect that, after the rights offering, our shares of common stock will trade at or above the subscription price in any given time period. The market price of our common stock may decline during or after the rights offering, and you may not be able to sell the underlying shares of our common stock purchased during the rights offering at a price equal to or greater than the subscription price. You should obtain a current quote for our common stock before exercising your subscription rights and make your assessment of our business and financial condition, our prospects for the future, and the terms of this rights offering.

Am I required to exercise all of the subscription rights I receive in the rights offering?

No. You may exercise any number of your subscription rights or you may choose not to exercise any subscription rights. If you do not exercise any subscription rights, the number of shares of our common stock you own will not change. However, if you choose not to exercise your subscription rights, your ownership interest in PremierWest will be diluted by other shareholder purchases.

In addition, if you do not exercise your basic subscription right in full, you will not be entitled to participate in the over-subscription privilege. See “Risk Factors—If you do not exercise your subscription rights, your percentage ownership in PremierWest will be diluted.”

How soon must I act to exercise my subscription rights?

If you received a rights certificate and elect to exercise any or all of your subscription rights, the subscription agent must receive your completed and signed rights certificate and payments before the rights offering expires on [—], 20    , at 5:00 p.m., Eastern Time. If you hold your shares in the name of a broker, dealer, custodian bank or other nominee, your nominee may establish a deadline before the expiration of the rights offering by which you must provide it with your instructions to exercise your subscription rights. Although our board of directors may, in its discretion, extend the expiration date of the rights offering, we currently do not intend to do so. Our board of directors may cancel the rights offering at any time. If we cancel the rights offering, all subscription payments received will be returned promptly, without interest or penalty.

If you hold our shares in the PremierWest Bancorp 401(k) Profit Sharing Plan, you may exercise your basic subscription right (but no over-subscription privilege) by following the instructions described below under the heading “What should I do if I want to participate in the rights offering, but I hold my shares in the PremierWest Bancorp 401(k) Profit Sharing Plan?”

Although we will make reasonable attempts to provide this prospectus to our shareholders, the rights offering and all subscription rights will expire on the expiration date, whether or not we have been able to locate each person entitled to subscription rights.

May I transfer my subscription rights?

No. You may not sell, transfer or assign your subscription rights to anyone. Subscription rights will not be listed for trading on The NASDAQ Capital Market or any other stock exchange or market. Rights certificates may be completed only by the shareholder who receives the certificate.

Are we requiring a minimum overall subscription to complete the rights offering?

No. We are not requiring an overall minimum subscription to complete the rights offering. However, our board of directors reserves the right to cancel the rights offering for any reason, including if we do not receive aggregate subscriptions that we believe will satisfy our capital plans.

Can the board of directors cancel or extend the rights offering?

Yes. Our board of directors may decide to cancel the rights offering at any time and for any reason before the rights offering expires. If our board of directors cancels the rights offering, any money received from subscribing shareholders will be returned promptly, without interest or penalty. We also have the right to extend the rights offering for additional periods ending no later than [—] although we do not presently intend to do so.

Has the board of directors made a recommendation to shareholders regarding the rights offering?

No. Our board of directors is making no recommendation regarding your exercise of the subscription rights. Shareholders who exercise subscription rights will incur investment risk on new money invested. We cannot predict the price at which our shares of common stock will trade after the offering. The market price for our common stock may decrease to an amount below the subscription price, and if you purchase shares at the subscription price, you may not be able to sell the underlying shares of our common stock in the future at the same price or a higher price. You should make your decision based on your assessment of our business and financial condition, our prospects for the future, the terms of the rights offering and the information contained in, or incorporated by reference into, this prospectus. See “Risk Factors” for a discussion of some of the risks involved in investing in our shares of common stock.

Will our directors and executive officers participate in the rights offering?

We expect our directors and executive officers, together with their affiliates, to participate in this offering at varying levels. See “The Rights Offering—Directors’ and Executive Officers’ Participation.” The purchase price paid by our directors and executive officers, together with their affiliates, will be $[—] per share, the same offering price per share as all other purchasers in the rights offering. Following the rights offering, our directors and executive officers, together with their affiliates, are expected to own approximately [—] shares of common stock, [—]% of our total outstanding shares of common stock if we sell [—] shares in the rights offering, including shares of our common stock they currently own.

How do I exercise my subscription rights if I own shares in certificate form?

If you hold a PremierWest stock certificate and you wish to participate in the rights offering, you must take the following steps:

•	deliver payment to the subscription agent before 5:00 p.m., Eastern Time, on [—], 2009; and

•	deliver a properly completed and signed rights certificate to the subscription agent before 5:00 p.m., Eastern Time, on [—], 2009.

In certain cases, you may be required to provide additional documentation or signature guarantees.

Please follow the delivery instructions on the rights certificate. Do not deliver documents to PremierWest. You are solely responsible for completing delivery to the subscription agent of your subscription documents, rights certificate and payment. You should allow sufficient time for delivery of your subscription materials to the subscription agent so that the subscription agent receives them by 5:00 p.m., Eastern Time, on [—], 2009.

If you send a payment that is insufficient to purchase the number of shares you requested, or if the number of shares you requested is not specified in the forms, the payment received will be applied to exercise your subscription rights to the fullest extent possible based on the amount of the payment received, subject to the availability of shares under the over-subscription privilege and the elimination of fractional shares.

What should I do if I want to participate in the rights offering but my shares are held in the name of a broker, dealer, custodian bank or other nominee?

If you hold your shares of common stock through a broker, dealer, custodian bank or other nominee, then your nominee is the record holder of the shares you own. The record holder must exercise the subscription rights on your behalf. If you wish to purchase our common stock through the rights offering, you should contact your broker, dealer, custodian bank or nominee as soon as possible. Please follow the instructions of your nominee. Your nominee may establish a deadline that may be before the expiration date of the rights offering.

What should I do if I want to participate in the rights offering, but I hold my shares in the PremierWest Bancorp 401(k) Profit Sharing Plan?

If you hold shares of our common stock through the PremierWest Bancorp 401(k) Profit Sharing Plan, you may exercise your basic subscription right with respect to those common shares that you hold through the PremierWest Bancorp 401(k) Profit Sharing Plan (but not the oversubscription privilege) by electing what percentage (if any) of your subscription rights you would like to exercise and then communicating your election to [—], the trustee and record keeper for the PremierWest Bancorp 401(k) Profit Sharing Plan, in a timely manner using the specific election procedures prescribed in the materials that will be provided to you. Any election directing the exercise of subscription rights must be received by [—] not later than 5:00 p.m. Eastern time on [—], 20    , or else it will be too late and will not be effective. This is a special deadline that applies to participants in the PremierWest Bancorp 401(k) Profit Sharing Plan (notwithstanding the different deadline set forth in this prospectus for shareholders generally), and any subscription rights credited to your PremierWest Bancorp 401(k) Profit Sharing Plan accounts will expire unless they are properly exercised by this special deadline.

If you are a participant in the PremierWest Bancorp 401(k) Profit Sharing Plan, you will be able to exercise your basic subscription right with respect to shares you hold through the PremierWest Bancorp 401(k) Profit Sharing Plan, but you will not have the opportunity to participate in the over-subscription privilege with respect to such shares, which is available to shareholders generally.

What form of payment is required to purchase our common shares?

As described in the instructions accompanying the rights certificate, payments submitted to the subscription agent must be made in full United States currency, by:

•	bank check or bank draft payable to [—], drawn upon a United States bank;

•	postal, telegraphic or express money order payable to [—]; or

•	wire transfer of immediately available funds to the account maintained by the subscription agent.

When will I receive my new shares?

If you purchase shares in the rights offering by submitting a rights certificate and payment, we will mail you a share certificate as soon as practicable after the completion of the rights offering. One share certificate will be generated for each rights certificate processed. Until your share certificate is received, you may not be able to sell the shares acquired in the rights offering. If your shares as of the record date were held by a custodian bank, broker, dealer or other nominee, and you participate in the rights offering, you will not receive share certificates for your new shares. Your custodian bank, broker, dealer or other nominee will be credited with the shares of common stock you purchase in the rights offering as soon as practicable after the completion of the rights offer.

After I send in my payment and rights certificate to the subscription agent, may I cancel my exercise of subscription rights?

No. All exercises of subscription rights are irrevocable unless the rights offering is cancelled, even if you later learn information that you consider to be unfavorable to the exercise of your subscription rights. You should not exercise your subscription rights unless you are certain that you wish to purchase shares at the subscription price of $[—] per share.

Are there any conditions to completing the rights offering?

The only condition to completion of the rights offering is shareholder approval of an increase in the number of authorized shares of our common stock. We will need to amend our Articles of Incorporation to increase the number of authorized shares of common stock to complete the rights offering. We intend to call a special meeting of the shareholders on [—], 20    for the purpose of increasing the number of authorized shares of common stock to 150,000,000.

What effects will the rights offering have on our outstanding common stock?

Assuming no other transactions by us involving our common shares, and no options or warrants for our common shares are exercised, prior to the expiration of the rights offer, if the rights offering is fully subscribed through the exercise of the subscription rights or standby purchasers acquire all of the shares not purchased by the holders of subscription rights before the expiration of the rights offering, then an additional [—] shares of our common stock will be issued and outstanding after the closing of the rights offering, for a total of [—] shares of common stock outstanding. As a result of the rights offering, the ownership interests and voting interests of the existing shareholders that do not fully exercise their basic subscription rights will be diluted. The exact number of shares that we will issue in this rights offering will depend on the number of shares that are subscribed for in the rights offering by our shareholders and the number sold to standby purchasers.

In addition, if the subscription price of the shares is less than the market price of our common stock it will likely reduce the market price per share of shares you already hold if you do not purchase shares in the rights offering.

How much will PremierWest receive from the rights offering?

If all of the subscription rights (including all over-subscription privileges) are exercised in full by our shareholders, we estimate that the net proceeds to us from the rights offering, after deducting estimated offering expenses, will be approximately $[—]million. It is possible that we may not sell all or any of the shares being offered to existing shareholders or that we will elect to cancel the rights offering altogether.

Are there risks in exercising my subscription rights?

Yes. The exercise of your subscription rights involves risks. Exercising your subscription rights involves the purchase of additional shares of common stock and you should consider this investment as carefully as you would consider any other equity investment. Among other things, you should carefully consider the risks described under the heading “Risk Factors” beginning on page 21 of this prospectus and in the documents incorporated by reference in this prospectus.

If the rights offering is not completed, will my subscription payment be refunded to me?

Yes. The subscription agent will hold all funds it receives in a segregated bank account until completion of the rights offering. If we do not complete the rights offering, all subscription payments received by the subscription agent will be returned promptly, without interest or penalty. If you own shares in “street name,” it may take longer for you to receive your subscription payment because the subscription agent will return payments through the record holder of your shares.

How do I exercise my subscription rights if I live outside the United States?

We will not mail this prospectus or the rights certificates to shareholders whose addresses are outside the United States or who have an army post office or foreign post office address. The subscription agent will hold the rights certificates for their account. To exercise subscription rights, our foreign shareholders must notify the subscription agent and timely follow the procedures described in “The Rights Offering—Foreign Shareholders.”

What fees or charges apply if I purchase shares in the rights offering?

We are not charging any fee or sales commission to issue subscription rights to you or to issue shares to you if you exercise your subscription rights. If you exercise your subscription rights through a broker, dealer, custodian bank or other nominee, you are responsible for paying any fees your record holder may charge you. If you hold your shares in the PremierWest Bancorp 401(k) Profit Sharing Plan, and you exercise basic subscription rights through [—], you are responsible for paying any fees that [—] may charge you.

What are the U.S. federal income tax consequences of exercising my subscription rights?

For U.S. federal income tax purposes, you should not recognize income or loss in connection with the receipt or exercise of subscription rights in the rights offering. You should consult your tax advisor as to your particular tax consequences resulting from the rights offering. For a detailed discussion, see “Certain U.S. Federal Income Tax Consequences.”

If I am not a shareholder but wish to subscribe for shares of common stock in the reoffering of any available shares, what do I do?

We will accept preliminary nonbinding subscriptions for unsold shares of common stock during the pendency of the rights offering. Upon completion of the rights offering, we will furnish a prospectus supplement that sets forth the results of our rights offering and the amount of unsubscribed shares of common stock accompanied by an acknowledgement of subscription for investors to complete and submit together with the subscription price. At that time, subscriptions for the reoffered shares of common stock will be accepted by us in the order in which they are received subject, however, to prior sale. All subscription proceeds we receive will be deposited in a segregated noninterest-bearing deposit account with [—] until the time that we accept or reject those subscriptions. The reoffer of our shares of common stock will commence promptly following expiration of the rights offering and will continue until [—], 20    or the date on which we have accepted subscriptions for all shares of common stock remaining available for sale. Our board of directors may choose to end the offering prior to [—], 20    , extend the offering or cancel the offering. In the event the offering is cancelled, all subscription payments we received will be returned promptly, without interest or penalty.

Is the reoffer to the public subject to any minimum or maximum subscription amount?

There is no minimum or maximum amount of shares you can subscribe for as long as we have shares remaining available for sale after our rights offering is completed, except we will not sell shares to any purchaser who, in our sole opinion, could be required to obtain prior clearance or approval from or submit a notice to any state or federal bank regulatory authority to acquire, own or control those shares if, as of [—], 20    , that clearance or approval has not been obtained and/or any applicable waiting period has not expired. You may not revoke or change your subscription after you have submitted your acknowledgement of subscription (which must be accompanied by payment). We may choose to reject your subscription entirely or accept it for only a portion of the shares for which you subscribe.

What effect will the rights offering have on holders of stock options?

Option holders will not be eligible to participate in the rights offering with respect to stock options that are unexercised as of the record date. The offering will not affect the rights of option holders under our equity compensation plans and relevant stock option agreement.

To whom should I send my forms and payment?

If your shares are held in the name of a broker, dealer or other nominee, then you should send your subscription documents, rights certificate and subscription payment to that record holder. If you are the record holder, then you should send your subscription documents, rights certificate and subscription payment by hand delivery, first class mail or courier service to:

By Mail, Hand or Overnight Courier:

[—]

You are solely responsible for completing delivery to the subscription agent of your subscription documents, rights certificate and payment. You should allow sufficient time for delivery of your subscription materials to the subscription agent before the expiration of the rights offering at 5:00 p.m. Eastern Time on [—], 20    .

Whom should I contact if I have other questions?

If you have any questions regarding PremierWest, the Bank or the rights offering, please contact Michael Fowler, our Executive Vice President & Chief Financial Officer, at (541) 618-6003, Monday through Friday (except bank holidays), between 8:00 a.m. and 5:00 p.m., Pacific Time.

If you have any questions regarding completing a rights certificate or submitting payment in the rights offering, please contact our subscription agent for the rights offering, [—], at [—].

SUMMARY

The following summary contains basic information about us and the rights offering. Because it is a summary, it may not contain all of the information that is important to you. Before making a decision to invest in shares of our common stock, you should read this prospectus carefully, including the sections entitled “Risk Factors” and “The Rights Offering,” and the information incorporated by reference in this prospectus, including our audited consolidated financial statements and the accompanying notes included in our Annual Report on Form 10-K/A for the year ended December 31, 2008, and our unaudited consolidated financial statements in our Quarterly Report on Form 10-Q for the fiscal quarter ended September 30, 2009.

Overview

PremierWest Bancorp is a registered bank holding company headquartered in Medford, Oregon. PremierWest Bank, the Company’s wholly owned subsidiary, is an Oregon state-chartered bank headquartered in Medford, Oregon.

Our primary markets consist of communities along the Interstate 5 corridor in Southern Oregon and Northern California, and the Central Oregon communities of Bend, Redmond and Klamath Falls. The Bank offers a full range of financial products and services through a network of 48 full service branch offices in the two-state territory. Our network of branches includes two recently acquired former Wachovia Bank branches in Davis and Grass Valley, California. Of the 48 full service branch offices, 24 are located in Southern and Central Oregon (Jackson, Josephine, Deschutes, Douglas, and Klamath Counties) and 24 are located in Northern California (Siskiyou, Shasta, Butte, Tehama, Placer, Sacramento, Nevada and Yolo Counties).

We offer traditional banking products and services to commercial and individual customers in our markets. Our product line includes loans to small- and medium-sized businesses, residential and commercial construction and development loans, commercial real estate loans, farmland and agricultural production loans, residential mortgage loans, home equity loans, consumer loans and a variety of commercial and consumer demand, savings and time deposit products. We also offer internet banking, on-line cash management, electronic bill payment services, safe deposit box rentals, telephone banking, credit and debit card services, remote depository products and the availability of a network of ATMs to our customers. In addition, through an agreement with a third-party broker-dealer and investment advisory firm, we offer securities brokerage and investment advisory services to our customers.

PremierWest Bank operates threes subsidiaries: Premier Finance Company, PremierWest Investment Services, Inc., and Blue Star Properties, Inc. Premier Finance Company has offices in Medford, Grants Pass, Redmond, Roseburg, Klamath Falls, Eugene and Portland, Oregon and Redding, California and is engaged in the business of consumer lending. PremierWest Investment Services, Inc. operates throughout the Bank’s market area providing brokerage services for investment products including stocks, bonds, mutual funds and annuities. Blue Star Properties, Inc. serves solely to hold real estate properties for the Company.

Our Strategy

Our business strategy is to provide comprehensive banking and related services tailored to community-based businesses and local consumers in the markets we serve. We have developed a diverse suite of products offered with exceptional levels of personal service. Where appropriate we have adopted technology designed to meet the needs of the clients we serve, but do not emphasize technology over personal service. We believe we compete favorably with larger financial institutions by maintaining local decision-making authority and market knowledge, typical of a local community bank. Our brand of “People doing business with People” reflects our commitment to the communities we serve. We provide a community focused approach to customer service. We strive to staff our branches with lenders imbedded in the communities they serve thereby allowing us to gain a deeper understanding of our customers.

We are currently focused on increasing capital levels to “well capitalized,” enhancing credit quality, expanding client relationships and growing revenue, and implementing reasonable expense management without sacrificing the customer experience.

Preserve Capital

As previously announced, to conserve capital, we have deferred dividend payments on the TARP Capital Purchase Program Series B Preferred Stock on an interim basis, and interest payments on our junior subordinated debentures issued in connection with trust preferred securities on an interim basis as permitted under the indentures related to such debentures. In the second quarter of 2009, we suspended payment of our quarterly common stock dividend.

Improve Credit Quality

Beginning in 2008 and continuing through 2009, the volume of our problem loans has increased due to deteriorating real estate market conditions and other economic factors, which has led to an increase in our provision for loan losses and other non-interest expenses, and a reduction in our overall yield on earning assets. We believe that with the additional capital base from completion of the rights offering, we will have the flexibility necessary to address our nonperforming assets and be positioned to capitalize on business opportunities we believe we will become available as the economy improves.

Having and building a strong credit culture continues to be a high priority. We have maintained our focus on building the capabilities of our credit professionals to deliver excellent service and advice to our clients, and lending to local clients wishing to maintain a deposit and loan relationship with the bank. We emphasize the basics of community banking: cash flow lending with appropriately margined collateral supported by personal guarantees.

In response to the deteriorating economic conditions, in the second quarter of 2008 we created a Special Assets Group, which reports to our chief credit officer, to assist in resolving problem assets. Once a loan falls into a default or workout status, it is turned over to our Special Assets Group, which oversees the foreclosure process with regular reports to our Board of Directors. During the third quarter 2009, we reorganized and assigned a 13-person Asset Recovery Group to interface both directly with borrowers and with line managers to expedite resolution of existing and potential troubled credits. We believe that these actions have and will continue to facilitate recovery strategies with cooperative borrowers. In those instances where alternatives have been exhausted or determined to be impractical and default under the terms of the loans has occurred, foreclosure actions are pursued.

Senior management continues to actively guide activities related to resolution of non-performing asset issues. We enhanced our credit monitoring activities in 2009 to provide early warning of possible borrower distress and additional time to seek viable alternatives with borrowers. For those borrowers who have experienced payment problems and wish to seek a workable arrangement, we are actively involved in seeking loan restructuring and other loan modification options and obtaining additional collateral coverage. We perform quarterly credit reviews with the assistance of a third party consultant to evaluate and confirm the reliability of our internal credit reviews. We believe that with the funds received from the rights offering, as well as any additional capital that we may obtain from other capital enhancement strategies, we will have the flexibility necessary to address our nonperforming assets in the near term and also be well positioned to capitalize on the significant business opportunities that we believe will become available as the economic environment begins to improve.

Bolster Liquidity

We continue to have strong liquidity and a substantial and stable core deposit base, in part as a result of its acquisition of former Wachovia Bank branches in Davis and Grass Valley, California during the third quarter. Core deposits are the lowest cost and preferred source of funds and when loan volume exceeds the level of core deposits, the Bank must rely on higher cost borrowings or brokered deposits as a secondary source of funding to bridge the gap between deposit and loan volumes. Historically, the Bank’s funding gap has been supported by short-term borrowings; however, during 2007 the Bank began utilizing brokered certificates of deposit as a funding source. Brokered deposits comprised $79.2 million, or 5.31%, of total deposits at September 30, 2009. This represents a decrease of $44.7 million from December 31, 2008. Brokered deposits are historically a higher cost source of funding compared to core deposits but current interest rates for brokered deposits are less than many of the Bank’s customer deposit rates. Management will continue to emphasize core deposits as the preferred source of funding as part of the Bank’s overall funding strategy in order to support liquidity needs.

Our lending activities are supported by core deposits from our communities. As of June 30, 2009, we enjoyed a deposit market share of over 12% in the Rogue Valley region and over 5% in both our Mid-Oregon and Northern California regions, while we have significant potential to expand market share in our Greater Sacramento region, with just over 1.5% market share as of June 30, 2009.

Management continues to implement relationship-oriented strategies for attracting core deposits in order to reduce its reliance on higher cost borrowings and brokered deposits in order to maximize interest rate margins within the constraints of a highly competitive marketplace. While the competitive environment for attracting deposits remains keen, PremierWest has been successful over time at growing its core deposit base and continues to aggressively seek local deposits. At the same time, PremierWest has historically operated within a geographic market with a robust and growing economy that has presented the opportunity to grow the Bank’s loan portfolio while maintaining consistency in credit quality.

Experienced Management

We have a deep and experienced management team with extensive banking backgrounds. Our senior management team consists of the following individuals:

Officer	Position	Prior Experience	Years of Banking Experience
James M. Ford	President & CEO	Bank of the West, Union Safe Deposit Bank, First Interstate Bank	29 years

John Anhorn	Chairman of Bank	Western Bank, First Interstate Bank	45 years

Richard Hieb	Senior EVP, Chief Operating Officer	Western Bank, Idaho First National Bank	45 years

Tom Anderson	EVP, Chief Administrative Officer	Valley of the Rogue Bank, Bank of America	37 years

Joe Danelson	EVP, Chief Banking Officer	US Bank	26 years

Bill Yarbenet	EVP, Chief Credit Officer	Merrill Lynch, Goldman Sachs Group	27 years

Michael Fowler	EVP, Chief Financial Officer	First Interstate Bank, Pacific West Bank	10 years

Recent Developments

Like many financial institutions across the United States, our operations have been significantly impacted by the current economic crisis. Beginning in 2008 and continuing through 2009, the economic crisis that was initially confined to residential real estate and subprime lending has evolved into a global economic crisis that has negatively impacted not only liquidity and credit quality but also economic indicators such as the labor market, the capital markets and real estate values. As a result of this significant downturn, we have been adversely affected by dramatic declines in the housing market, specifically in our Central Oregon, Southern Oregon and Northern California markets. The declining home prices and increasing levels of delinquencies and foreclosures have negatively affected the credit performance of our residential construction and development loans, resulting in a significant increase in our level of nonperforming assets and charge-offs of problem loans. At the same time, competition among depository institutions in our markets for deposits and quality loans has increased significantly. These market conditions and the tightening of credit have led to increased delinquencies in our loan portfolio, a decreased interest margin, increased market volatility and widespread reduction in general business activity.

Regulatory Matters

During the second quarter of 2009, federal and state bank regulators initiated an annual regulatory examination and completed the examination during the third quarter of 2009. The Bank has not received its formal examination report. At September 30, 2009, the Company was, however, below the 10% or “well capitalized” requirement for its risk-based capital ratio, with a ratio of 9.72%. As a result, the Company is now classified as “adequately” capitalized and may be subject to regulatory restrictions.

The Company and the Bank anticipate becoming subject to a form of regulatory consent agreement, memorandum of understanding or corrective action plan. In anticipation of any such regulatory action, our Board of Directors is reviewing plans to increase our risk-based capital ratio to a level well above the regulatory minimum for “well capitalized.”

Any regulatory action related to the formal report associated with the Company’s annual examination could subject the Company to mandatory restrictions including requirements to raise additional capital, to reduce non-performing asset totals, to restrict dividend payments, to limit deposit pricing, and to limit access to brokered deposits or other wholesale funding sources.

The Oregon Department of Consumer and Business Services Division of Finance and Corporate Securities and the Federal Reserve have policies that encourage banks and bank holding companies to pay dividends from current earnings, and have the general authority to limit the dividends paid by banks and bank holding companies, respectively. We suspended our quarterly cash dividend on our common stock in the second quarter of 2009 and have announced that we will defer payment of dividends on our Series B Preferred Stock issued to the U.S. Treasury and interest payments on our junior subordinated debentures issued in connection with trust preferred securities.

Third Quarter 2009 Financial Results

For the quarter ended September 30, 2009, the Company’s net loss available to common shareholders was $5.6 million or $0.22 per fully diluted common share, compared to earnings available to common shareholders of $1.2 million or $0.05 per fully diluted common share for the quarter ended September 30, 2008. Annualized return on average common shareholders’ equity was a negative (15.30)% and annualized return on average assets was a negative (1.14)% for the quarter ended September 30, 2009, as compared to an annualized return on average common shareholders’ equity and return on average assets of 2.68% and 0.34%, respectively, for the quarter ended September 30, 2008.

For the nine-months ended September 30, 2009, the Company’s net loss available to common shareholders was $38.1 million or $1.54 per fully diluted share, compared to earnings available to common shareholders of $3.5 million or $0.15 per fully diluted common share for the nine-months ended September 30, 2008. Annualized return on average common shareholders’ equity was a negative (31.02%) and annualized return on average assets was a negative (3.10%) for the nine-months ended September 30, 2009. These returns compare with 2.68% annualized return on average common shareholders’ equity and 0.34% annualized return on average assets for the nine months ended September 30, 2008.

At September 30, 2009, gross loans decreased $63.5 million or 5.09% compared to December 31, 2008. At September 30, 2009, deposits increased $279.3 million or 23.06% from December 31, 2008 due primarily to the acquisition of two Wachovia branches.

PremierWest’s overall earnings decline over the three-month period ending September 30, 2009, in comparison to the same period a year ago, resulted principally from a charge to earnings of $10.3 million in loan loss provision. At September 30, 2009, the Company’s allowance for loan losses totaled $41.5 million, representing 3.50% of gross loans. The $24.4 million increase in the allowance from December 31, 2008, was comprised of a $71.4 million increase from the provision charge against earnings partially offset by $48.0 million in charge-offs less $974,000 in recoveries of previously charged-off loans.

Non-performing assets totaled $128.9 million at September 30, 2009, an increase of $41.9 million when compared to $87.0 million in non-performing assets at December 31, 2008. The September 30, 2009 balance includes $19.5 million in other real estate owned compared to $4.4 million at December 31, 2008, an increase of $15.1 million, reflecting foreclosure activities during the first three quarters of 2009. Non-performing loans increased from $82.6 million at December 31, 2008 to $109.4 million at September 30, 2009. The increase in non-performing loans this period is symptomatic of the distressed economy and its effect on certain of the Company’s borrowers.

Nonperforming Assets

As of September 30, 2009, our nonperforming assets equaled $128.9 million, or 7.51% of assets, as compared to $87 million, or 5.90% of assets, as of December 31, 2008 and $8.4 million, or 0.73% of total assets, as of December 31, 2007. For the third quarter of 2009, we recorded a $10.3 million provision for loan losses and net loan charge-offs of $9.0 million, or 7.51% of average gross loans as compared to $4.8 million and $8.2 million, or 6.39%, respectively, for the third quarter of 2008. For the year ended December 31, 2008, we recorded a provision for loan losses of $36.5 million and net loan charge-offs of $39.9 million, or 3.18% of average loans, as compared to $686,000 and $294,000, or 0.03%, respectively, for the year ended December 31, 2007. In addition, our net interest margin decreased to 3.64% for the quarter ended September 30, 2009 and 4.69% for the year ended December 31, 2008 from 5.72% for the year ended December 31, 2007 and an average of 5.93% for the years ended December 31, 2004 to 2006.

The following table summarizes our nonperforming loans by type and market as of September 30, 2009.

Total non-performing loans by type and geographic region (Dollars in 000’s)
	September 30, 2009
	Non-performing Loans					Funded Loan Totals*	Percent NPL to Funded Loan Totals by Category
	Southern Oregon	Mid-Central Oregon	Northern California	Sacramento Valley	Totals
Agricultural/Farm	$—	$—	$362	$177	$539	$51,587	1.0%
C&I	4,226	463	17	1,060	5,766	$237,300	2.4%
CRE	19,455	24,725	9,144	19,268	72,592	$738,238	9.8%
Residential RE construction	2,963	2,395	8,136	8,419	21,913	$34,600	63.3%
Residential RE	2,458	888	2,654	1,980	7,980	$34,258	23.3%
Consumer RE	227	—	—	—	227	$34,104	0.7%
Consumer	83	245	33	3	364	$49,720	0.7%

Total non-performing loans	$29,412	$28,716	$20,346	$30,907	$109,381	$1,179,807

Non-performing loans to total funded loans	5.6%	12.2%	13.6%	11.4%	9.3%
Total funded loans*	$524,468	$234,466	$149,814	$271,059	$1,179,807

*	Excludes Other category comprised of credit cards, overdrafts, leases and other adjustments such as loan premiums, etc., in the amount of $4.7 million.

Other Real Estate Owned

Our foreclosed assets were $19.5 million at September 30, 2009 compared to $4.4 at December 31, 2008. Due to economic conditions in our market areas, some builders and developers have been unable to satisfy their obligations to us and we have foreclosed on their collateral. However, we have selected certain parcels of foreclosed assets to hold rather than forcing distressed sales of these properties in the current depressed market. A schedule of the foreclosed properties held at September 30, 2008 and 2009 is presented in the following table.

Other real estate owned (Dollars in 000’s)
	Three Months Ended September 30,		Nine Months Ended September 30,
	2009	2008	2009	2008
Other real estate owned, beginning of period	$14,588	$1,244	$4,423	$—
Transfers from outstanding loans	6,403	1,425	18,457	2,669
Improvements and other additions	119	—	352	—
Sales	(1,506)	—	(3,441)	—
Impairment charges	(71)	—	(258)	—

Total other real estate owned	$19,533	$2,669	$19,533	$2,669

Branch Acquisition

On February 19, 2009, the Bank entered into a Purchase and Assumption Agreement with Wachovia Bank, N.A., pursuant to which the Bank agreed to purchase certain assets and assume certain liabilities of two Wachovia Bank, N.A., branches located in Davis and Grass Valley, California. The Bank completed the branch purchase on July 17, 2009. The Bank acquired real property in Grass Valley, approximately $799,000 of consumer loans, and fixed assets and the cash on hand at the two branches. The Bank assumed approximately $342.4 million in deposits. In consideration of the assumption of deposits, Wachovia made a cash transfer to the Bank on July 17, 2009 of approximately $341.0 million, representing the total amount of liabilities assumed including deposit liabilities, with the difference comprised of the purchase price of the real property, the net book value of the fixed assets, the value of the cash on hand at the branches and a deposit premium.

By bolstering our presence in Northern California, we expect the Company to increase the availability of its services to existing customers throughout Northern California and to bring a community bank competitor to the Davis and Grass Valley communities. Shortly after the acquisition date, the branch offices and their employees commenced operating as branch offices of PremierWest Bank.

TARP Capital Purchase Program

On February 13, 2009, in exchange for an aggregate purchase price of $41.4 million, the Company issued and sold to the United States Department of the Treasury pursuant to the Troubled Asset Relief Program (TARP) Capital Purchase Program the following: (i) 41,400 shares of the Company’s Fixed Rate Cumulative Perpetual Preferred Stock, Series B, no par value per share, and liquidation preference of $1,000 per share and (ii) a Warrant to purchase up to 1,090,385 shares of the Company’s common stock, no par value per share, at an exercise price of $5.70 per share, subject to certain anti-dilution and other adjustments. The Warrant may be exercised for up to ten years after it is issued.

In connection with the issuance and sale of the Company’s securities, the Company entered into a Letter Agreement including the Securities Purchase Agreement-Standard Terms, dated February 13, 2009, with the United States Department of the Treasury (the “Agreement”). The Agreement contains limitations on the payment of quarterly cash dividends on the Company’s common stock in excess of $0.057 per share and on the Company’s ability to repurchase its common stock. The Agreement also grants the holders of the Series B Preferred Stock, the Warrant and the common stock to be issued under the Warrant registration rights, and subjects the Company to executive compensation limitations included in the Emergency Economic Stabilization Act of 2008 as amended by the American Recovery and Reinvestment Act of 2009. Participants in the TARP Capital Purchase Program are required to have in place limitations on the compensation of Senior Executive Officers and other employees.

The Series B Preferred Stock (“Preferred Stock”) will bear cumulative dividends at a rate of 5.0% per annum for the first five years and 9.0% per annum thereafter, in each case, applied to the $1,000 per share liquidation preference, but will only be paid when, as and if declared by the Company’s Board of Directors out of funds legally available. The Preferred Stock has no maturity date and ranks senior to the Company’s common stock with respect to the payment of dividends and distributions and amounts payable upon liquidation, dissolution and winding up of the Company.

In February 2009, following passage of the American Recovery and Reinvestment Act of 2009, the program terms were changed and the Company is no longer required to conduct a qualified equity offering prior to retirement of the Series B Preferred Stock; however, prior approval of the Company’s primary federal regulator and the U.S. Treasury is required.

The Preferred Stock is not subject to any contractual restrictions on transfer. The holders of the Preferred Stock have no general voting rights, and have only limited class voting rights including authorization or issuance of shares ranking senior to the Preferred Stock, any amendment to the rights of the Preferred Stock, or any merger, exchange or similar transaction which would adversely affect the rights of the Preferred Stock. If dividends on the Preferred Stock are not paid in full for six dividend periods, whether or not consecutive, the Preferred Stock holders will have the right to elect two directors. The right to elect directors will end when full dividends have been paid for four consecutive dividend periods. The Preferred Stock is not subject to sinking fund requirements and has no participation rights. See “Description of Our Capital Stock—Series B Preferred Stock.”

Management Transition

In December 2008, we announced the completion of a previously announced management transition. We named James Ford as President and CEO of the Company and the Bank. Former CEO John Anhorn was named Chairman of the Bank Board of Directors. John Duke continued in his role as Chairman of the Company Board of Directors.

Mr. Ford joined the Company in an executive management position early in 2006 as part of the Board’s multi-year plan to provide for an orderly transition of executive management. Mr. Ford was appointed President in October 2006 and at the same time joined the Board of Directors. Mr. Ford’s banking experience prior to joining the Company included serving as Executive Vice President responsible for Planning and Development for the multi-billion dollar Bank of the West’s Regional Banking Group, and as Executive Vice President & Chief Operating Officer of $1.2 billion Union Safe Deposit Bank until it was acquired by Bank of the West.

Risk Factors

Before you exercise your subscription rights to purchase our shares, you should carefully consider risks described in the section entitled “Risk Factors,” beginning on page 21 of this prospectus.

Corporate Information

Our principal executive office is located at 503 Airport Road, Medford, OR 97504. Our telephone number is (541) 618-6003. We maintain an internet website at www.PremierWestBank.com; provided, however, the information contained on our website, or that can be accessed through our website, does not constitute part of this prospectus and is not incorporated in any manner into this prospectus.

Our common stock trades on The NASDAQ Capital Market under the ticker symbol “PRWT.”

The Rights Offering

The following summary describes the principal terms of the rights offering, but it is not intended to be a complete description of the offering. See the information under the heading “The Rights Offering” in this prospectus for a more detailed description of the terms and conditions of the rights offering.

Securities Offered	We are distributing to you, at no charge, one non-transferable subscription right to purchase [—] shares of our common stock for every share of our common stock that you owned as of 5:00 p.m., Eastern Time, on [—], 2009, the record date, either as a holder of record or, in the case of shares held of record by brokers, dealers, custodian banks or other nominees on your behalf, as a beneficial owner of those shares.

Basic subscription right	The basic subscription right will entitle you to purchase [—] shares of our common stock for each share you owned as of the record date, at a subscription price of $[—] per share; however, fractional shares resulting from the exercise of the basic subscription right will be eliminated by rounding down to the nearest whole share.

Over-subscription privilege	If you purchase all of the shares available to you pursuant to your basic subscription right, you may also choose to subscribe for a portion of any shares that are not purchased by our shareholders through the exercise of their basic subscription rights. You may subscribe for shares pursuant to this over-subscription privilege, subject to the purchase and ownership limitations described below.

Limitation on the Purchase of Shares	We will not issue shares pursuant to the exercise of basic subscription rights or over-subscription privileges or to any shareholder or standby purchaser who, in our sole opinion, could be required to obtain prior clearance or approval from or submit a notice to any state or federal bank regulatory authority to acquire, own or control those shares if, as of [—], 20 , that clearance or approval has not been obtained or any applicable waiting period has not expired.

Subscription Price	$[—] per share, payable in cash. To be effective, any payment related to the exercise of a subscription right must clear before the rights offering expires.

Record Date	5:00 p.m., Eastern Time, on [—], 2009.

Expiration of the Rights Offering	5:00 p.m., Eastern Time, on [—], 20 .

Use of Proceeds	We intend to use the proceeds of the rights offering to improve our regulatory capital position, to invest in the Bank to improve its regulatory capital position and to retain the remainder of any proceeds at PremierWest for general corporate purposes.

Non-Transferability of Rights	The subscription rights may not be sold, transferred or assigned and will not be listed for trading on The NASDAQ Capital Market or on any stock exchange or market.

Standby Purchase Agreements	We reserve the right to negotiate and enter into standby purchase agreements with standby purchasers. Under these agreements, purchasers will agree to acquire from us, at the same subscription price offered to shareholders, any shares offered to our current shareholders but not subscribed for in the rights offering, following the effective date of this prospectus. If we enter into standby purchase agreements, the subscription price, the aggregate number of shares to be sold in the rights offering and the number of shares available for issuance upon the exercise of subscription rights will not change. See “The Rights Offering—Standby Purchasers” and “Plan of Distribution.” We reserve the right to increase the size of this offering by up to 20%.

Participation of Directors and Executive Officers	We expect that our directors and executive officers will participate in the rights offering at varying levels, and anticipate that one or more directors may exercise over-subscription privileges. Our board of directors is not making a recommendation regarding your exercise of the subscription rights. You should make your decision to invest based on your assessment of our business and the rights offering. Please see “Risk Factors” beginning on page 21 for a discussion of some of the risks involved in investing in our common stock.

No Revocation	All exercises of subscription rights are irrevocable, even if you later learn of information that you consider to be unfavorable to the exercise of your subscription rights. You should not exercise your subscription rights unless you are certain that you wish to purchase shares at a subscription price of $[—] per share.

Public Reoffer	If shares of common stock remain available for sale after the closing of the rights offering, our officers and directors may offer and sell those remaining shares to the public on a best efforts basis at $[—] per share subscription price.

U.S. Federal Income Tax Consequences	For U.S. federal income tax purposes, you should not recognize income or loss upon receipt or exercise of a subscription right. You should consult your own tax advisor as to the tax consequences to you of the receipt, exercise or lapse of the subscription rights in light of your particular circumstances.

Extension and Cancellation	Although we do not presently intend to do so, we have the option to extend the rights offering for additional periods ending no later than [—]. Our board of directors may for any reason cancel the rights offering at any time before the expiration date. If we cancel the rights offering, the subscription agent will return all subscription payments promptly, without interest or penalty.

Procedures for Exercising Rights	To exercise your subscription rights, you must take the following steps:

•

If you are a registered holder of our common stock, you must deliver payment and a properly completed rights certificate to the subscription agent to be received before 5:00 p.m., Eastern Time, on [—], 20    . You may deliver the documents and payments by hand delivery, first class mail or courier service. If you use first class mail for this purpose, we recommend using registered mail, properly insured, with return receipt requested.

•

If you are a beneficial owner of shares that are registered in the name of a broker, dealer, custodian bank or other nominee, or if you would rather an institution conduct the transaction on your behalf, you should instruct your broker, dealer, custodian bank or other nominee to exercise your subscription rights on your behalf. Please follow the instructions of your nominee, who may require that you meet a deadline earlier than 5:00 p.m., Eastern Time, on [—], 20    .

•

If you hold shares in the PremierWest Bancorp 401(k) Plan, you may exercise your basic subscription right (but not the over-subscription privilege) with respect to such shares by completing the “Plan Participant Election Form” provided to you by [—], the plan administrator, to implement your decision.

Subscription Agent	[—]

Shares Outstanding Before the Rights Offering	[—] shares of our common stock were outstanding as of [—], 2009.

Shares Outstanding After Completion of the Rights Offering	Assuming all shares are sold in the rights offering, we expect approximately [—] shares of our common stock will be outstanding immediately after completion of the rights offering.

Fees and Expenses	We will pay the fees and expenses related to the rights offering. We have engaged D.A. Davidson & Co. in connection with the rights offering and the offering to standby purchasers. We will pay D.A. Davidson & Co. an advisory fee of $125,000, a fairness opinion fee of $250,000 and reasonable out-of-pocket expenses.

The NASDAQ Capital Market	Our shares of common stock are currently listed for trading on the NASDAQ Capital Market under the ticker symbol “PRWT.”

RISK FACTORS

An investment in our common stock involves a high degree of risk. In evaluating an investment in shares of our common stock, you should carefully consider the risks described below, together with the other information included or incorporated by reference in this prospectus, including the risk factors set forth in our Annual Report on Form 10-K/A for the year ended December 31, 2008, our Quarterly Report on Form 10-Q for the quarter ended September 30, 2009 and the risks we have highlighted in other sections of this prospectus.

The risks described below are not the only risks we face. If any of the events described in the following risk factors actually occurs, or if additional risks and uncertainties not presently known to us or that we currently deem immaterial, materialize, then our business, results of operations and financial condition could be materially adversely affected. In that event, the trading price of our common stock could decline, and you may lose all or part of your investment in our shares. The risks discussed below include forward-looking statements, and our actual results may differ substantially from those discussed in these forward-looking statements.

Risks Related to Our Company

We may be required to raise additional capital in the future, but that capital may not be available when it is needed, or it may only be available on unacceptable terms, which could adversely affect our financial condition and results of operations.

We are required by federal and state regulatory authorities to maintain adequate levels of capital to support our operations. However, if market conditions worsen significantly from those that we currently anticipate, or other unexpected events occur, we may need to raise additional capital to maintain such levels or to support our growth. Our ability to raise additional capital, if needed, will depend on conditions in the capital markets at that time, which are outside our control, and on our financial performance. Accordingly, we may not be able to raise additional capital, if needed, on terms acceptable to us. If we cannot raise additional capital when needed, our ability to further expand our operations and pursue our growth strategy could be materially impaired.

We are subject to various regulatory requirements and expect to be subject to future regulatory restrictions and enforcement agreements.

In light of the current challenging operating environment, along with our elevated level of non-performing assets, delinquencies, and adversely classified assets, we are subject to increased regulatory scrutiny, and expect to become subject to potential enforcement actions. Such enforcement actions could place limitations on our business and adversely affect our ability to implement our business plans, including our growth strategy. Regulatory agencies have the authority to restrict our operations to those consistent with adequately capitalized institutions. For example, if the regulatory agencies were to impose such a restriction, we would likely have limitations on our lending activities. Regulatory agencies also have the power to limit the rates paid by the Bank to attract retail deposits in its local markets. We also may be required to reduce our levels of non-performing assets within specified time frames. These time frames might not necessarily result in maximizing the price that might otherwise be received for the underlying properties. In addition, if such restrictions were also imposed upon other institutions that operate in the Bank’s markets, multiple institutions disposing of properties at the same time could further diminish the potential proceeds received from the sale of these properties. If any of these or other additional restrictions are placed on us, it would limit the resources currently available to us as a well-capitalized institution.

In this regard, the FDIC recently completed its regularly scheduled examination of the Bank. Based on discussions with the FDIC following the examination, we presently expect to receive a formal agreement or enforcement order from the FDIC requiring us to take certain steps to further strengthen the Bank, such as reducing the level of classified assets, increasing capital levels, and addressing other criticisms from the examination. We have already developed strategies and are taking actions to address such issues.

The negative impact of the current economic recession has been particularly acute in our primary market areas in Southern and Central Oregon and in Northern California.

Substantially all of our loans are to businesses and individuals in Southern and Central Oregon, Northern California and the Sacramento Valley area. All geographic regions in which we operate have seen precipitous declines in property values. The State of Oregon suffers from one of the nation’s highest unemployment rates and major employers have implemented substantial layoffs or scaled back growth plans. The State of California continues to face significant fiscal challenges from which the long-term effects on California’s economy cannot be predicted. A further deterioration in the economic conditions or a prolonged delay in economic recovery in our primary market areas could result in the following consequences that could materially and adversely affect our business: increased loan delinquencies; increased problem assets and foreclosures; reduced demand for our products and services; reduced demand for low cost or noninterest bearing deposits or customer shifts from low cost or noninterest bearing deposits to higher cost accounts; and reduced property values that diminish the value of assets and collateral associated with our loans.

We are subject to restrictions on our ability to declare or pay dividends on and repurchase shares of our common stock because of our participation in the U.S. Treasury’s TARP Capital Purchase Program and our recent decision to defer of dividend payments on the preferred stock issued to the U.S. Treasury and to defer interest payments on our junior subordinated debentures.

Under the terms of our agreements with the U.S. Treasury following the sale of our Series B Preferred Stock, we are unable to declare dividend payments on common, junior preferred or pari passu preferred shares if we are in arrears on the dividends on the Series B Preferred Stock. We recently announced that we would suspend further dividend payments on the Series B Preferred Stock to conserve capital. We also announced that we would defer, as permitted under the terms of indentures, interest payments on junior subordinated debentures issued in connection with trust preferred securities. We are permitted to defer to 20 consecutive quarters, but during a deferral period we are prohibited from making dividend payments on our capital stock.

Further, if we become current on our Series B Preferred Stock dividends and junior subordinated debenture payments, we cannot increase dividends on our common stock above $0.057 per share per quarter without the Treasury’s approval or redemption or transfer of the Series B Preferred Stock. We cannot repurchase shares of our common stock without Treasury’s consent or the redemption or transfer of the Series B Preferred Stock.

We are subject to executive compensation restrictions because of our participation in the U.S. Treasury’s TARP Capital Purchase Program.

We are subject to TARP rules and standards governing executive compensation, which generally apply to our Chief Executive Officer, Chief Financial Officer and the three next most highly compensated senior executive officers and, with recent amendments, apply to a number of other employees. The standards include (1) ensuring that incentive compensation for senior executives does not encourage unnecessary and excessive risks that threaten the value of the financial institution; (2) clawback of bonus or incentive compensation paid to executives based on statements of earnings, gains or other criteria that are later proven to be materially inaccurate; (3) prohibition on making golden parachute payments; (4) agreement not to deduct for tax purposes executive compensation in excess of $500,000 for each senior executive; and (5) bonus and incentive compensation restrictions. We may not be able to recruit new executives or offer competitive retention packages to executives because of these restrictions.

Federal and state governments could pass legislation responsive to current credit conditions.

We could experience higher credit losses because of new federal or state legislation or regulatory changes that reduce the amount that the Bank’s borrowers are otherwise contractually required to pay under existing loan contracts. Also, we could experience higher credit losses because of new federal or state legislation or regulatory changes that limit the Bank’s ability to foreclose on property or other collateral or makes foreclosure less economically feasible.

There can be no assurance that recently enacted legislation authorizing the U.S. government to inject capital into financial institutions and purchase assets from financial institutions will help stabilize the U.S. financial system.

The Emergency Economic Stabilization Act of 2008 (“EESA”) and American Recovery and Reinvestment Act of 2009 (“ARRA”) are intended to help stabilize the U.S. financial system, in response to the financial crises affecting the banking system and financial markets and going concern threats to investment banks and other financial institutions. There can be no assurance of the actual impact that EESA and ARRA will ultimately have on the financial markets, including the extreme levels of volatility and limited credit availability currently being experienced. The failure of EESA, ARRA and any subsequent legislation to stabilize the financial markets or a worsening of current financial market conditions could materially and adversely affect our business, financial condition, results of operations, liquidity, access to credit or the trading price of our common stock.

Our earnings depend to a large extent upon the ability of our borrowers to repay their loans and our inability to manage credit risk would negatively affect our business.

We will suffer losses if a significant number of our borrowers, guarantors and related parties fail to perform in accordance with the terms of their loans. We have adopted underwriting and credit monitoring procedures and a credit policy, including the establishment and review of the allowance for loan losses that Management believes are appropriate to minimize this risk by assessing the likelihood of non-performance, tracking loan performance and diversifying our credit portfolio. These policies and procedures, however, involve subjective judgments and may not prevent unexpected losses that could materially affect our results of operations. Moreover, bank regulators frequently monitor loan loss allowances, and if regulators were to determine that the allowance was inadequate, they may require us to increase the allowance, which also would adversely impact earnings and financial condition.

Approximately 73% of our loan portfolio is secured by real estate, the majority of which is commercial real estate and continued market deterioration would lead to losses.

Declining real estate values have caused increasing levels of charge-offs and provisions for loan losses. Continued declines in real estate market values could require increased charge-offs and a further increase in the allowance for loan losses, which could have a material adverse effect on our business, financial condition and results of operations.

Our earnings depend upon the spread between the interest rate we receive on loans and securities and the interest rates we pay on deposits and borrowings. Changes in interest rates could adversely impact our net interest margin, net interest income and net income.

We are impacted by changing interest rates. Changes in interest rates affect the demand for new loans, the credit profile of existing loans, the rates received on loans and securities and rates paid on deposits and borrowings. The relationship between the rates received on loans and securities and the rates paid on deposits and borrowings is known as interest rate spread. Given our current volume and mix of interest-bearing liabilities and interest-earning assets, our interest rate spread could be expected to increase during times of rising interest rates and, conversely, to decline during times of falling interest rates. Exposure to interest rate risk is managed by monitoring the re-pricing frequency of PremierWest Bank’s rate-sensitive assets and rate-sensitive liabilities over any given period. Significant fluctuations in interest rates may have an adverse affect on our business, financial condition and results of operations.

Our business is heavily regulated and the creation of additional regulations may negatively affect our operations.

We are subject to government regulation that could limit or restrict our activities, which in turn could adversely impact our operations. The financial services industry is regulated extensively. Federal and state regulations are designed primarily to protect the deposit insurance funds and consumers, and not to benefit our stockholders. These regulations can sometimes impose significant limitations on our operations as well as result in higher operation costs. In addition, these regulations are constantly evolving and may change significantly over time. Significant new regulation or changes in existing regulations or repeal of existing laws may cause our results to differ materially. Further, federal monetary policy, particularly as implemented through the Federal Reserve System, significantly affects credit conditions and interest rates for us.

Market conditions or regulatory constraints could restrict our access to funds necessary to meet liquidity demands.

Liquidity measures the ability to meet loan demand and deposit withdrawals and to pay liabilities as they come due. A sharp reduction in deposits or rapid loan growth could force us to borrow heavily in the wholesale deposit market, purchase federal funds from correspondent banks, borrow at the Federal Home Loan Bank of Seattle or Federal Reserve discount window, raise deposit interest rates or reduce lending activity. Wholesale deposits, federal funds and sources for borrowings may not be available to us due to future regulatory constraints, market conditions or unfavorable terms.

We rely on the Federal Home Loan Bank (“FHLB”) of Seattle as a source of liquidity.

Recently, the FHLB of Seattle announced that it met all minimum regulatory capital requirements as of September 30, 2009. However, the Federal Housing Finance Agency exercised its discretionary authority to reaffirm FHLB of Seattle’s “undercapitalized” classification as it had at the end of the quarters ended March 31, 2009 and June 30, 2009. The Federal Housing Finance Agency action was reportedly taken because of the possibility that modest declines in the values of FHLB of Seattle’s private-label mortgage-backed securities could cause its risk-based capital to fall below the minimum requirements. As a result, the FHLB of Seattle cannot pay a dividend on their common stock and it cannot repurchase or redeem common stock. While the FHLB of Seattle has announced it does not anticipate that additional capital is immediately necessary, nor does it believe that its capital level is inadequate to support realized losses in the future, the FHLB of Seattle could require its members, including the Company, to contribute additional capital in order to return the FHLB of Seattle to compliance with capital guidelines. At September 30, 2009, the Company held $125,616 of cash on deposit with the FHLB of Seattle. At September 30, 2009, the Company maintained a line of credit with the FHLB of Seattle for $21.7 million and was in compliance with its related collateral requirements. At September 30, 2009, $6.0 million of the line of credit was available for additional borrowings. The Company is highly dependent on the FHLB of Seattle to provide a source of wholesale funding for immediate liquidity and borrowing needs. Changes or disruptions to the FHLB of Seattle or the FHLB system in general, may materially impair the Company’s ability to meet its growth plans or to meet short and long term liquidity demands.

A deferred tax asset position comprises $22.4 million of our total assets at September 30, 2009, and we are required to assess the recoverability of this asset on an ongoing basis.

Deferred tax assets are evaluated on a quarterly basis to determine if they are expected to be recoverable in the future. Our evaluation considers positive and negative evidence to assess whether it is more likely than not that a portion of the asset will not be realized. The risk of a valuation allowance increases if continuing operating losses are incurred. Future negative operating performance or other negative evidence may result in a valuation allowance being recorded against some or all of this amount. A valuation allowance on our deferred tax asset could have a material adverse impact on our results of operations.

The financial services industry is highly competitive.

Competition may adversely affect our performance. The financial services industry is increasingly competitive due to changes in regulation, technological advances, and consolidation among financial services providers. We face competition both in attracting deposits and in originating loans and providing transactional services.

Our ability to pay dividends, repurchase shares or repay indebtedness depends primarily upon the results of operations of PremierWest Bank.

We are a separate, distinct legal entity from the Bank and receive substantially all of our revenue from dividends from the Bank. There are legal limitations on the extent to which the Bank may extend credit, pay dividends or otherwise supply funds to, or engage in transactions with, us. Our inability to receive dividends from the Bank would adversely affect our financial condition. The Bank’s ability to pay dividends is primarily dependent on net interest income, which is the income that remains after deducting from total income generated by earning assets the expense attributable to the acquisition of the funds required to support earning assets (primarily interest paid on deposits). The amount of interest income is dependent on many factors including the volume of earning assets, the general level of interest rates, the dynamics of changes in interest rates and the levels of nonperforming loans.

Various statutory and regulatory provisions restrict the amount of dividends the Bank can pay to us without regulatory approval. The Bank may not pay cash dividends if that payment could reduce the amount of its capital below that necessary to meet the “adequately capitalized” level in accordance with regulatory capital requirements. It is also possible that, depending upon the financial condition of the Bank and other factors, regulatory authorities could assert that payment of dividends or other payments, including payments to us, is an unsafe or unsound practice. Under Oregon law, the amount of a dividend from the Bank may not be greater than net unreserved retained earnings, after first deducting to the extent not already charged against earnings or reflected in a reserve, all bad debts, which are debts on which interest is unpaid and past due at least six months; all other assets charged-off as required by the Oregon Division of Finance and Corporate Securities or state or federal examiner; and all accrued expenses, interest and taxes.

We may not effectively manage our growth or future acquisitions which could adversely affect the quality of our operations and our costs.

PremierWest Bancorp’s financial performance and profitability will depend on our ability to manage recent acquisitions in Northern California and implement our plans and strategies for future growth. Although Management believes that it has substantially integrated the business and operations of recent acquisitions, there can be no assurance that unforeseen issues relating to the acquisitions will not adversely affect us. In addition, any future acquisitions and continued growth may present operational or other problems that could have an adverse effect on our business, financial condition and results of operations. Accordingly, there can be no assurance that we will be able to execute our growth strategy or achieve consistent profitability.

Difficult market conditions have adversely affected our industry.

The capital and credit markets have been experiencing volatility and disruption for more than twelve months. Dramatic declines in the housing market over the past year, with falling home prices and increasing foreclosures and unemployment, have negatively impacted the credit performance of mortgage loans and resulted in significant write-downs of asset values by financial institutions, including government-sponsored entities. These write-downs have caused many financial institutions to seek additional capital, to merge with larger and stronger institutions and, in some cases, to fail. Reflecting concern about the stability of the financial markets generally and the strength of counterparties, many lenders and institutional investors have reduced or ceased providing funding to borrowers, including to other financial institutions. This market turmoil and tightening of credit have led to an increased level of commercial and consumer delinquencies, lack of consumer confidence, increased market volatility and widespread reduction of business activity generally. The resulting economic pressure on consumers and lack of confidence in the financial markets has adversely affected our business, financial condition and results of operations. A worsening of these conditions would likely exacerbate the adverse effects of these difficult market conditions on us and others in the financial services industry. In particular, we may face the following risks in connection with these events:

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We expect to face increased regulation of our industry, including the results of the EESA and ARRA. Compliance with such regulation may increase our costs and limit our ability to pursue business opportunities.

•	Government stimulus packages and other responses to the financial crises may not stabilize the economy or financial system.

•

Our ability to assess the creditworthiness of our customers may be impaired if the models and approaches we use to select, manage, and underwrite our customers become less predictive of future behaviors.

•

The process we use to estimate losses inherent in its credit exposure requires difficult, subjective, and complex judgments, including forecasts of economic conditions and how these economic predictions might impair the ability of the Bank’s borrowers to repay their loans, which may no longer be capable of accurate estimation which may, in turn, impact the reliability of the process.

•

We will be required to pay significantly higher Federal Deposit Insurance Corporation premiums because market developments have significantly depleted the insurance fund of the FDIC and reduced the ratio of reserves to insured deposits.

•	There may be downward pressure on our stock price.

•	Our ability to engage in routine funding transactions could be adversely affected by the actions and commercial soundness of other financial institutions and government sponsored entities.

•	We may face increased competition due to intensified consolidation of the financial services industry.

If current levels of market disruption and volatility continue or worsen, there can be no assurance that we will not experience an adverse effect, which may be material, on our ability to access capital, on our business, our financial condition and results of operations.

A significant decline in the market value of our common stock could result in an impairment of goodwill.

Our common stock has traded at prices below book value, including goodwill and other intangible assets, and the valuation of goodwill is determined using discounted cash flows of forecasted earnings, fair market valuations of our assets and liabilities based on recent observable market transactions and market capitalization based on current stock price. We are required to test for goodwill impairment periodically and if goodwill impairment is deemed to exist, a write-down of the asset would occur with a non-cash charge to earnings.

We rely on technology to deliver products and serves and interact with our customers.

We face operational risks as we depend on internal and outsourced technology to support all aspects of our business operations. Interruption or failure of these systems creates a risk of loss of customers if technology fails to work as expected and risk of regulatory scrutiny if security breaches occur. Risk management programs are expensive to maintain and will not protect the company from all risks associated with maintaining the security of customer information, proprietary data, external and internal intrusions, disaster recovery and failures in the controls used by vendors.

Changes in accounting standards may impact how we report our financial condition and results of operations.

Our accounting policies and methods are fundamental to how we report our financial condition and results of operations. From time to time the Financial Accounting Standards Board (“FASB”) changes the financial accounting and reporting standards that govern the preparation of our financial statements. These changes can be difficult to predict and can materially impact how we record and report our financial condition and results of operations.

The value of securities in our investment securities portfolio may be negatively affected by continued disruptions in securities markets.

The market for some of the investment securities held in our portfolio has become extremely volatile over the past twelve months. Market conditions may negatively affect the value of securities. There can be no assurance that the declines in market value associated with these disruptions will not result in other-than- temporary impairments of these assets, which would lead to accounting charges that could have a material adverse effect on our net income and capital levels.

Our operations are geographically concentrated in southern Oregon and northern California and our business is sensitive to economic factors that relate to regional business conditions.

Our geographic footprint is predominantly situated along the Interstate 5 corridor from just south of Eugene, Oregon to Sacramento, California. Our customers are directly and indirectly dependent upon the economies of these areas and upon the timber and tourism industries, which are significant employers and revenue sources in our markets—economic factors that affect these industries will have a disproportionately negative impact on our region and our customers. A deterioration in economic and business conditions in our market areas could have a material adverse impact on the quality of our loan portfolio, the demand for our products and our results of operations.

Risks Related to the Rights Offering

The market price of our common stock is volatile and may decline before or after the subscription rights expire in the rights offering.

The market price of our common stock could be subject to wide fluctuations in response to numerous factors, some of which are beyond our control. These factors include, among other things, actual or anticipated variations in our costs of doing business, operating results and cash flow, the nature and content of our earnings releases and our competitors’ earnings releases, changes in financial estimates by securities analysts, business conditions in our markets and the general state of the securities markets and the market for other financial stocks, changes in capital markets that affect the perceived availability of capital to companies in our industry, and governmental legislation or regulation, as well as general economic and market conditions, such as downturns in our economy and recessions.

Once you exercise your subscription rights, you may not revoke them. We cannot assure you that the market price of our common stock will not decline after you elect to exercise your subscription rights. If you exercise your subscription rights and, afterwards, the public trading market price of our shares of common stock decreases below the subscription price, you will have committed to buying shares of our common stock at a price above the prevailing market price and could have an immediate unrealized loss. Our common stock is traded on the NASDAQ Capital Market under the symbol “PRWT,” and the last reported sales price of our common stock on the NASDAQ Capital Market on November 17, 2009 was $1.74 per share. Moreover, we cannot assure you that following the exercise of your subscription rights you will be able to sell your shares of common stock at a price equal to or greater than the subscription price. Until shares are delivered upon expiration of the rights offering, you will not be able to sell shares that you purchase in the rights offering.

The subscription price determined for the rights offering is not necessarily an indication of the fair value of our common stock.

The per share subscription price is not necessarily related to our book value, tangible book value, multiple of earnings or any other established criteria of fair value and may or may not be considered the fair value of our common stock to be offered in the rights offering. After the date of this prospectus, our shares of common stock may trade at prices below the subscription price.

If you do not exercise your subscription rights, your percentage ownership in PremierWest will be diluted.

Assuming we sell the full amount of shares issuable in connection with the rights offering, we will issue approximately [—] shares of our common stock. If you choose not to exercise your basic subscription rights and you do not exercise your over-subscription privilege prior to the expiration of the rights offering and we sell any shares to other existing shareholders or to standby purchasers, your relative ownership interest in our common stock will be diluted.

We may cancel the rights offering at any time without further obligation to you.

We may, in our sole discretion, cancel the rights offering before it expires. If we cancel the rights offering, neither we nor the subscription agent will have any obligation to you with respect to the rights except to return any payment received by the subscription agent, without interest, as soon as practicable.

The subscription rights are not transferable and there is no market for the subscription rights.

You may not sell, give away or otherwise transfer your subscription rights. The subscription rights are only transferable by operation of law. Because the subscription rights are non-transferable, there is no market or other means for you to directly realize any value associated with the subscription rights. You must exercise the subscription rights and acquire shares to realize any potential value from your subscription rights.

If our existing shareholders do not subscribe for all of the shares offered in this rights offering and we do not enter into standby purchase agreements, we may not have the capital we need to fund our operations and satisfy our regulatory capital goals.

We may negotiate and enter into standby purchase agreements with standby purchasers following the effectiveness of this prospectus, but we cannot guarantee that we will successfully negotiate and enter into such agreements. If we do not enter into standby purchase agreements, our capital raising efforts could be negatively impacted and as a result, we may not be able to improve our regulatory capital position. We do not currently have written commitments from any third parties to act as standby purchasers or any other guarantees that shareholders and potential investors will purchase any of the shares offered in this rights offering or otherwise. Accordingly, we may not be able to raise sufficient additional capital to meet our capital needs.

If you do not act promptly and follow the subscription instructions, your exercise of subscription rights will be rejected.

If you desire to purchase shares in the rights offering, you must act promptly to ensure that the subscription agent actually receives all required forms and payments before the expiration of the rights offering at 5:00 p.m., Eastern Time, on [—], 20    , unless we extend the rights offering for additional periods ending no later than [— ]. If you are a beneficial owner of shares, you must act promptly to ensure that your broker, dealer, custodian bank or other nominee acts for you and that the subscription agent receives all required forms and payments before the rights offering expires. We are not responsible if your nominee fails to ensure that the subscription agent receives all required forms and payments before the rights offering expires. If you fail to complete and sign the required subscription forms, send an incorrect payment amount, or otherwise fail to follow the subscription procedures that apply to the exercise of your subscription rights the rights offering expires, the subscription agent will reject your subscription or accept it only to the extent of the payment received. Neither we nor our subscription agent undertakes any responsibility or action to contact you concerning an incomplete or incorrect subscription form or payment, nor are we under any obligation to correct such forms or payment. We have the sole discretion to determine whether a subscription exercise properly complies with the subscription procedures.

You will not be able to sell the shares you buy in the rights offering until you receive your stock certificates or your account is credited with the common stock.

If you purchase shares in the rights offering by submitting a rights certificate and payment, we will mail you a stock certificate as soon as practicable after [—], 2009, or such later date as to which the rights offering may be extended. If your shares are held by a broker, dealer, custodian bank or other nominee and you purchase shares, your account with your nominee will be credited with the shares of our common stock you purchased in the rights offering as soon as practicable after the expiration of the rights offering, or such later date as to which the rights offering may be extended. Until your stock certificates have been delivered or your account is credited, you may not be able to sell your shares even though the common stock issued in the rights offering will be listed for trading on The NASDAQ Capital Market. The stock price may decline between the time you decide to sell your shares and the time you are actually able to sell your shares.

Because our management will have broad discretion over the use of the net proceeds from the rights offering, you may not agree with how we use the proceeds, and we may not invest the proceeds successfully.

We currently anticipate that we will use the net proceeds of the rights offering to improve our regulatory capital position, to invest in the Bank to improve its regulatory capital position and to retain the remainder of any proceeds at PremierWest for general corporate purposes. Our management may allocate the proceeds among these purposes as it deems appropriate. In addition, market factors may require our management to allocate portions of the proceeds for other purposes. Accordingly, you will be relying on the judgment of our management with regard to the use of the proceeds from the rights offering, and you will not have the opportunity, as part of your investment decision, to assess whether we are using the proceeds appropriately. It is possible that we may invest the proceeds in a way that does not yield a favorable, or any, return for us.

The rights offering does not require a minimum amount of proceeds for us to close the offering, which means that if you exercise your rights, you may acquire additional shares of common stock in us when we do not raise the full amount offered.

There is no minimum amount of proceeds required to complete the rights offering and your exercise of your subscription rights is irrevocable. Therefore, if you exercise the basic subscription right or the over-subscription privilege, but we do not sell the entire amount of securities being offered in this rights offering or from sales to potential standby purchasers and the rights offering is not fully subscribed, you may be investing in a company that does not have a capital plan that will be satisfactory to our regulators, which could have a material adverse effect on us. Further, selling the entire amount of securities being offered does not guarantee we will have a capital plan satisfactory to our regulators.

Risks Related to the Common Stock

The price of our common stock may fluctuate significantly, which may make it difficult for you to resell common stock at times or at prices you find favorable.

Our stock price has been volatile in the past, and several factors could cause the price to fluctuate substantially in the future. These factors include:

•	actual or anticipated variations in earnings;

•	changes in analysts’ recommendations or projections;

•	our announcements of developments related to our businesses;

•	operating and stock performance of other companies deemed to be peers;

•	actions by government regulators;

•	new technology used or services offered by traditional and non-traditional competitors; and

•	news reports of trends, concerns and other issues related to the financial services industry.

Our stock price may fluctuate significantly in the future, and these fluctuations may be unrelated to our performance. General market price declines or market volatility in the future could adversely affect the price of our common stock, and the current market price of our common stock may not be indicative of future market prices.

In addition, over the past year, the stock market in general has experienced extreme price and volume fluctuations. This volatility has had a significant effect on the market price of securities issued by many companies and particularly those in the financial services and banking sector, including for reasons unrelated to their operating performance. These broad market fluctuations may adversely affect our stock price, notwithstanding our operating results.

Our ability to pay dividends is limited and we suspended payment of dividends during the second quarter of 2009. As a result, capital appreciation, if any, of our common stock may be your sole opportunity for gains on your investment for the foreseeable future.

Our ability to pay dividends is limited by regulatory restrictions and the need to maintain sufficient consolidated capital, and by contractual restrictions under the indentures related to our junior subordinated debentures and the agreements with the U.S. Treasury in connection with the issuance of Series B Preferred Stock under the TARP Capital Purchase Program. The ability of our Bank subsidiary to pay dividends to us is limited by its obligations to maintain sufficient capital and by other general restrictions on its dividends that are applicable to our Bank. If we do not satisfy these regulatory requirements, we are unable to pay dividends on our common stock. Holders of our common stock are only entitled to receive such dividends as our board of directors may declare out of funds legally available for such payments. In the second quarter of 2009, we suspended payment of dividends on our common stock. In addition, we expect that we may be subject to formal regulatory restrictions that do not permit us to declare or pay any dividend without the prior written approval of our banking regulators. Although we can seek to obtain a waiver of this prohibition, banking regulators may choose not to grant such a waiver, and we would not expect to be granted a waiver or be released from this obligation until our financial performance improves significantly. Therefore, we may not be able to resume payments of dividends in the future.

We may issue additional securities in the future, which would dilute your ownership if you did not, or were not permitted to, invest in the additional issuances.

In the future, we may seek to raise capital through offerings of our common stock, preferred stock, securities convertible into common stock, or rights to acquire such securities or our common stock. Under our amended and restated articles of incorporation, we have additional authorized shares of common stock and preferred stock that we can issue from time to time at the discretion of our board of directors, without further action by the shareholders, except where shareholder approval is required by law or The NASDAQ Capital Market. The issuance of any additional shares of common stock, preferred stock or convertible securities could be substantially dilutive to shareholders of our common stock. Moreover, to the extent that we issue restricted stock, restricted stock units, stock options, stock appreciation rights, options, or warrants to purchase our common stock in the future and those awards, rights, options, or warrants are exercised or as the restricted stock units vest, our shareholders may experience further dilution. Holders of our shares of common stock have no preemptive rights that entitle them to purchase their pro-rata share of any offering of shares of any class or series and, therefore, our shareholders may not be permitted to invest in future issuances of our common stock and as a result will be diluted.

Our common stock trading volume has been low compared with larger bank holding companies.

The trading volume in our common stock on The NASDAQ Capital Market has generally been lower than larger bank holding companies since trading on The NASDAQ Capital Market began. Furthermore, this trading volume does not compare with more seasoned companies listed on other stock exchanges. Thus, the market in our common stock is somewhat limited in scope relative to some other companies. In addition, we can provide no assurance that a more active and liquid trading market for our common stock will develop in the future. As a result, it may be more difficult for you to sell a substantial number of shares for the same price at which you could sell a smaller number of shares. The shares of common stock included in the rights offering, like our existing shares of common stock, will be listed for trading on The NASDAQ Capital Market under the ticker symbol “PRWT.”

We cannot predict the effect, if any, that future sales of our common stock in the market, or the availability of shares of common stock for sale in the market, will have on the market price of our common stock. Therefore, we can give no assurance that sales of substantial amounts of common stock in the market, or the potential for large amounts of sales in the market, would not cause the price of our common stock to decline or impair our future ability to raise capital through sales of our common stock.

REGULATORY CONSIDERATIONS

As a bank holding company, PremierWest Bancorp is subject to regulation, supervision and examination by the Board of Governors of the Federal Reserve System and the Federal Reserve Bank of San Francisco (the “Federal Reserve”). For a discussion of elements of the regulatory framework applicable to bank holding companies and their subsidiaries, please refer to our most recent Annual Report on Form 10-K/A, and the other documents incorporated herein by reference as described under “Incorporation of Documents by Reference.” This regulatory framework is intended primarily for the protection of depositors and the federal deposit insurance fund and not for the protection of security holders, including holders of our common stock. As a result of this regulatory framework, our results of operations and financial condition are affected by actions of the Federal Reserve, the Federal Deposit Insurance Company (“FDIC”), which insures the deposits of our bank subsidiary, PremierWest Bank, within certain limits, and the Oregon Department of Consumer & Business Services, Division of Finance and Corporate Securities (“DFCS”), which also regulates the Bank.

Our ability to pay dividends on our common stock depends primarily on dividends we receive from the Bank. Under federal regulations, the dollar amount of dividends the Bank may pay depends upon its capital position and recent net income. Generally, if the Bank satisfies its regulatory capital requirements, it may make dividend payments up to the limits prescribed under state law and FDIC regulations. The Federal Reserve has issued a policy statement on the payment of cash dividends by bank holding companies, which expresses the Federal Reserve’s view that a bank holding company should pay cash dividends only to the extent that its net income for the past year is sufficient to cover both the cash dividends and a rate of earnings retention that is consistent with the holding company’s capital needs, asset quality and overall financial condition. The Federal Reserve also indicated that it would be inappropriate for a company experiencing serious financial problems to borrow funds to pay dividends. Furthermore, a bank holding company may be prohibited from paying any dividends if the holding company’s bank subsidiary is not adequately capitalized. We suspended dividend payments on our common stock in the second quarter of 2009 and on our preferred stock in the fourth quarter of 2009. Until conditions improve and we increase our capital levels we do not expect to pay dividends on our capital stock or receive dividends from the Bank.

PremierWest Bank recently completed its annual safety and soundness examination by the FDIC and the DFCS. Although the Company has yet to receive the formal examination report, the potential exists that the Bank may be subject to an agreement with regulatory authorities that could impose the restrictions on our operations and requirements to raise additional capital, reduce non-performing asset totals, improve liquidity, limit deposit pricing and limit access to brokered deposits or other wholesale funding sources.

Under Oregon law, PremierWest Bancorp is prohibited from paying a dividend if, after making such dividend payment, it would be unable to pay its debts as they become due in the usual course of business, or if its total liabilities, plus the amount that would be needed, in the event PremierWest Bancorp were to be dissolved at the time of the dividend payment, to satisfy preferential rights on dissolution of holders of preferred stock ranking senior in right of payment to the capital stock on which the applicable distribution is to be made exceed total assets.

There are numerous other governmental requirements and regulations that affect our business activities. A change in applicable statutes, regulations or regulatory policy may have a material effect on our business and on our ability to pay dividends on our common stock. Depository institutions, like the Bank, are also affected by various federal laws, including those relating to consumer protection and similar matters.

In addition to the foregoing regulatory restrictions, we are and may in the future become subject to contractual restrictions that would limit or prohibit us from paying dividends on our common stock, including those contained in the Securities Purchase Agreement between us and the U.S. Department of the Treasury, as described under “Description of Our Capital Stock—Common Stock—Dividend Rights.”

SELECTED CONSOLIDATED FINANCIAL DATA

Our selected consolidated financial data is presented below as of and for the nine-months ended September 30, 2009 and as of and for the years ended December 31, 2004 through 2008. Our selected consolidated financial data presented below as of and for the years ended December 31, 2004 through December 31, 2008 are derived from our audited financial statements and related notes incorporated by reference in this prospectus. Our selected consolidated financial data as of and for the nine-months ended September 30, 2009 is derived from our unaudited interim consolidated financial statements incorporated by reference in this prospectus. In the opinion of our management, these amounts contain all adjustments (consisting of only normal recurring adjustments) necessary to present fairly our financial position and results of operations for such periods in accordance with generally accepted accounting principles. Our results for the nine-months ended September 30, 2009 are not necessarily indicative of our results of operations that may be expected for any future period.

(Dollars in thousands, except per share data)	At or for the nine months ended September 30, (unaudited)		At or for the years ended December 31,
	2009	2008	2008	2007	2006	2005	2004
Operating Results
Total interest income	$58,416	$68,323	$88,936	$82,400	$73,212	$57,498	$42,814
Total interest expense	15,765	21,997	28,573	27,216	19,104	10,785	6,356

Net interest income	42,651	46,326	60,363	55,184	54,108	46,713	36,458
Provision for loan losses	71,351	13,050	36,500	686	800	150	800
Non-interest income	8,225	7,568	10,234	8,880	7,741	7,380	6,623
Non-interest expense	40,959	35,197	47,129	38,973	37,415	33,618	28,687

Income (loss) before provision for income taxes	(61,434)	5,647	(13,032)	24,405	23,634	20,325	13,594
Provision (benefit) for income taxes	(24,901)	1,911	(5,493)	9,303	8,986	7,136	4,486

Net income (loss)	$(36,533)	$3,736	$(7,539)	$15,102	$14,648	$13,189	$9,108

Per Share Data(1)
Basic earnings (loss) per common share	$(1.54)	$0.15	$(0.34)	$0.83	$0.81	$0.69	$0.50
Diluted earnings (loss) per common share	$(1.54)	$0.15	$(0.34)	$0.78	$0.75	$0.65	$0.48
Dividends declared per common share(2)	$0.06	$0.18	$0.17	$0.18	$0.11	$0.06	$0.02
Ratio of dividends declared to net income (loss)	-4.24%	113.46%	-57.13%	21.03%	13.02%	7.99%	3.09%
Book value	$5.63	$7.61	$7.15	$6.70	$6.08	$5.40	$4.77
Tangible book value(3)	$2.59	$4.46	$4.21	$5.52	$4.91	$4.20	$3.58

Financial Ratios
Return on average equity	-31.02%	2.68%	-4.05%	12.25%	13.26%	13.59%	10.74%
Return on average assets	-3.10%	0.34%	-0.52%	1.41%	1.52%	1.52%	1.20%
Efficiency ratio(4)	80.51%	65.31%	66.76%	60.83%	60.49%	62.15%	66.59%
Net interest margin(5)	4.10%	4.82%	4.69%	5.72%	6.25%	6.05%	5.48%

Balance Sheet Data at Each Period Ended
Gross loans	$1,184,464	$1,269,368	$1,247,988	$1,025,329	$921,694	$807,810	$689,928
Allowance for loan losses	$41,513	$20,960	$17,157	$11,450	$10,877	$10,341	$9,171
Allowance as percentage of gross loans	3.50%	1.65%	1.37%	1.12%	1.18%	1.28%	1.33%
Total assets	$1,715,550	$1,473,219	$1,475,954	$1,157,961	$1,034,511	$913,661	$804,445
Total deposits	$1,490,578	$1,225,918	$1,211,269	$935,315	$879,350	$768,419	$688,985
Total equity	$181,083	$188,290	$176,984	$127,675	$116,259	$102,784	$90,580

PremierWest Bank’s Capital Ratios
Total risk-based capital ratio	9.72%	11.36%	10.92%	11.81%	11.49%	11.36%	11.27%
Total tier 1 risk-based capital ratio	8.44%	10.10%	9.67%	10.77%	10.42%	10.19%	10.06%
Leverage ratio	7.20%	9.87%	9.48%	10.92%	10.79%	10.27%	9.94%

NOTES:

(1)	Per share data for all periods has been restated for stock dividends declared in May 2009, June 2007, June 2006 and June 2005.
(2)	Sum of common and preferred cash dividends divided by net income (loss).
(3)	Tangible book value per share is defined as total shareholders’ equity less any outstanding preferred stock, reduced by recorded goodwill and other intangible assets, divided by total common shares outstanding.
(4)	Efficiency ratio is calculated by dividing non-interest expense by the sum of net interest income plus non-interest income.
(5)	Net interest margin is calculated by dividing net interest income by average interest-earning assets. Tax adjusted at 40.00% for 2009, 34.00% for 2008, 38.25% for 2007, 38.00% for 2006 and 34.00% in prior years.

USE OF PROCEEDS

Assuming all of the rights in the rights offering are exercised and all shares subscribed for, we estimate that the net proceeds to us from the sale of the shares offered in the rights offering, at the subscription price of $[—] per share, after deducting estimated offering expenses, will be approximately $[—] million. Because there is no minimum number of shares that must be sold in the offering, however, we can provide no assurance regarding the amount of capital we will actually raise in the offering.

We intend to use the proceeds to capitalize our subsidiary, PremierWest Bank, and return it to “well-capitalized” status and to retain the remainder of any proceeds at PremierWest Bancorp for general corporate purposes. We believe a strengthened capital position will provide us with the flexibility to address our nonperforming assets, whether we choose to dispose of such assets or hold them until market conditions improve.

Our management will retain broad discretion in deciding how to allocate the net proceeds of this offering. Until we designate the use of the net proceeds, we will invest them temporarily in liquid short-term securities. The precise amounts and timing of our use of the net proceeds will depend upon market conditions and the availability of other funds, among other factors.

CAPITALIZATION

The following table shows our historical consolidated capitalization at September 30, 2009, our pro forma consolidated capitalization at September 30, 2009 giving effect to the sale of an assumed [—] shares at the subscription price of $[—] per share and the receipt of net proceeds of $[—] from the rights offering after deducting estimated offering expenses in the amount of $[—]. You should read this table in conjunction with “Selected Consolidated Financial Data” and with our consolidated financial statements and the notes to those financial statements included in the documents incorporated by reference in this prospectus.

	As of September 30, 2009 (unaudited) (in thousands)
	Actual	Pro forma
Long-term debt:
Junior subordinated debentures	$30,928		$30,928
Stockholders’ equity:
Series B Preferred Stock, no par value, net of unamortized discount; 41,400 shares issued and outstanding	39,465		39,465
Common Stock, no par value; authorized 50,000,000 shares; 24,766,928 shares issued and outstanding at September 30, 2009; pro forma [ ] shares issued and outstanding	173,518
Warrant to purchase common stock	2,179		2,179
Retained deficit	(34,155)		(34,155)
Accumulated other comprehensive income	436		436

Total stockholders’ equity	$181,083	$

Per share data:
Common shares outstanding	24,766,928
Tangible book value per common share	$2.59	$
Capital ratios:
Tangible common equity to tangible assets	4.10%			%
Tangible equity to tangible assets	6.26%			%
Leverage ratio	7.20%			%
Tier 1 risk-based capital ratio	8.44%			%
Total risk-based capital ratio	9.72%			%

PRICE RANGE OF OUR COMMON STOCK AND DIVIDEND INFORMATION

Our common stock is listed on The Nasdaq Capital Market under the symbol “PRWT”. The following table sets forth, for the periods indicated, the high and low sales prices for our common stock, and cash dividends declared per share of our common stock.

	Price range of common stock		Dividends declared
	High	Low	per share
Fiscal year ending December 31, 2009
Fourth quarter (through November 17, 2009)	$2.70	$1.52	$—
Third quarter	3.88	2.70	—
Second quarter	4.67	3.25	—
First quarter	7.04	2.50	0.01

Fiscal year ended December 31, 2008
Fourth quarter	9.00	5.00	—
Third quarter	10.10	4.55	0.06
Second quarter	10.60	5.51	0.06
First quarter	11.76	9.55	0.06

Fiscal year ended December 31, 2007
Fourth quarter	13.24	10.84	0.06
Third quarter	13.78	12.00	0.06
Second quarter	14.67	12.22	0.05
First quarter	16.17	12.50	—

The last reported sale price of our common stock on The Nasdaq Capital Market on November 17, 2009, was $1.74 per share. As of November 17, 2009, there were 24,766,928 shares of our common stock outstanding and approximately 838 shareholders of record.

As part of our overall capital preservation plan, we suspended the payment of dividends on our common stock in the second quarter of 2009 and have announced that we will defer payment of dividends on our Series B Preferred Stock and interest payments on our junior subordinated debentures issued in connection with trust preferred securities. Our ability to pay dividends is limited by regulatory restrictions, the need to maintain sufficient consolidated capital and by contractual restrictions under agreements with the U.S. Treasury under the TARP Capital Purchase Program and under indentures in connection with out junior subordinated debentures. We have historically relied on dividends from the Bank as our primary source of funds to pay dividends to our shareholders. The ability of the Bank to pay dividends to us is limited by its obligations to maintain sufficient capital and by other general restrictions on its dividends that are applicable to the Bank as a bank that is regulated by the FDIC and Oregon banking regulators. If we do not satisfy these regulatory requirements, we cannot pay dividends on our common stock. Holders of our common stock are only entitled to receive such dividends as our board of directors may declare out of funds legally available for such payments. Finally, the Federal Reserve, which regulates the activities of the Company, has issued a policy statement on the payment of cash dividends by bank holding companies, which expresses the Federal Reserve’s view that a bank holding company should pay cash dividends only to the extent that its net income for the past year is sufficient to cover both the cash dividends and a rate of earnings retention that is consistent with the holding company’s capital needs, asset quality and overall financial condition. The Federal Reserve also indicated that it would be inappropriate for a company experiencing serious financial problems to borrow funds to pay dividends. Furthermore, a bank holding company may be prohibited from paying any dividends if the holding company’s bank subsidiary is not adequately capitalized. We cannot predict when we will resume paying dividends to our shareholders.

THE RIGHTS OFFERING

The Subscription Rights

We are distributing to the record holders of our common stock as of [—], 2009, non-transferable subscription rights to purchase shares of our common stock at a price of $[—] per share. The subscription rights entitle the holders of our common stock to purchase an aggregate of approximately [—] shares of our common stock for an aggregate purchase price of $[—] million.

Each holder of record of our common stock will receive one subscription right for each full share of our common stock owned by such holder as of 5:00 p.m., Eastern Time, on [—], 2009. Each subscription right entitles the holder to a basic subscription right and an over-subscription privilege.

We are not requiring an overall minimum subscription to complete the rights offering. We may cancel the rights offering at any time for any reason before the rights offering expires. If we cancel the rights offering, we will issue a press release notifying shareholders of the cancellation, and the subscription agent will return all subscription payments to the subscribers, without interest or penalty, as soon as practicable.

Basic Subscription Right

With your basic subscription right, you may purchase [—] shares of our common stock per subscription right, subject to delivery of the required documents and payment of the subscription price of $[—] per share, before the rights offering expires. You may exercise all or a portion of your basic subscription right, or you may choose not to exercise any of your subscription rights. If you do not exercise your basic subscription right in full, you will not be entitled to purchase any shares under your over-subscription privilege.

Fractional shares resulting from the exercise of the basic subscription right will be eliminated by rounding down to the nearest whole share, with the total subscription payment being adjusted accordingly. Any excess subscription payments received by the subscription agent will be returned, without interest, as soon as practicable following the expiration of the rights offering.

We will deliver certificates representing shares or credit your account at your record holder with shares of our common stock that you purchased with the basic subscription right as soon as practicable after the rights offering has expired.

Over-Subscription Privilege

If you purchase all of the shares available to you pursuant to your basic subscription right, you may also choose to purchase a portion of any shares that other shareholders do not purchase by exercising their basic subscription rights. If sufficient shares are available, we will seek to honor the over-subscription requests in full. If over-subscription requests exceed the number of shares available, however, we will allocate the available shares pro rata among the shareholders exercising the over-subscription privilege in proportion to the number of shares of our common stock each of those shareholders owned on the record date, relative to the number of shares owned on the record date by all shareholders exercising the over-subscription privilege. If this pro rata allocation results in any shareholder receiving a greater number of shares than the shareholder subscribed for pursuant to the exercise of the over-subscription privilege, then such shareholder will be allocated only that number of shares for which the shareholder oversubscribed, and the remaining shares will be allocated among all other shareholders exercising the over-subscription privilege on the same pro rata basis described above. The proration process will be repeated until all shares have been allocated.

To properly exercise your over-subscription privilege, you must deliver the subscription payment related to your over-subscription privilege before the rights offering expires. Because we will not know the total number of unsubscribed shares before the rights offering expires, if you wish to maximize the number of shares you purchase pursuant to your over-subscription privilege, you will need to deliver payment in an amount equal to the aggregate subscription price for the maximum number of shares that may be available to you (i.e., for the maximum number of shares available to you, assuming you exercise all of your basic subscription right and are allotted the full amount of your over-subscription without reduction).

We can provide no assurances that you will actually be entitled to purchase the number of shares issuable upon the exercise of your over-subscription privilege in full at the expiration of the rights offering. We will not be able to satisfy any orders for shares pursuant to the over-subscription privilege if all of our shareholders exercise their basic subscription rights in full, and we will only honor an over-subscription privilege to the extent sufficient shares are available following the exercise of basic subscription rights. In addition, limitations on the amount of shares that may be subscribed for pursuant to the over-subscription privilege are described below under the heading “—Limitation on the Purchase of Shares.”

To the extent the aggregate subscription price of the actual number of unsubscribed shares available to you pursuant to the over-subscription privilege is less than the amount you actually paid in connection with the exercise of the over-subscription privilege, you will be allocated only the number of unsubscribed shares available to you, and any excess subscription payments will be returned to you, without interest or penalty, as soon as practicable.

To the extent the amount you actually paid in connection with the exercise of the over-subscription privilege is less than the aggregate subscription price of the maximum number of unsubscribed shares available to you pursuant to the over-subscription privilege, you will be allocated the number of unsubscribed shares for which you actually paid in connection with the over-subscription privilege.

Fractional shares resulting from the exercise of the over-subscription privilege will be eliminated by rounding down to the nearest whole share, with the total subscription payment being adjusted accordingly.

We will deliver certificates representing shares or credit the account of your record holder with shares of our common stock that you purchased with the over-subscription privilege as soon as practicable after the expiration of the rights offering.

Special Shareholder Meeting

We will need to amend our Articles of Incorporation to increase the number of authorized shares of common stock to complete the rights offering. We intend to call a special meeting of the shareholders on [—], 20     for the purpose of increasing the number of authorized shares of common stock to 150,000,000.

Limitation on the Purchase of Shares

As a bank holding company, the Federal Reserve has the authority to prevent individuals and entities from acquiring control of us. Under Federal Reserve rules and regulations, if you, directly or indirectly, or through one or more subsidiaries, or acting in concert with one or more persons or entities, will own more than 25% of our common stock after giving effect to the rights offering, then you will be conclusively deemed to control us. If, after giving effect to the rights offering, you will hold 10% or more of our common stock, you will be presumed to control us. The presumption of control is rebuttable. The Federal Reserve requires an application, notice or passivity agreement to rebut the presumption of control be filed prior to obtaining control.

We will not issue shares pursuant to the exercise of basic subscription rights or over-subscription privileges, or to any shareholder or standby purchaser who, in our sole opinion, could be required to obtain prior clearance or approval from or submit a notice to any state or federal bank regulatory authority to acquire, own or control such shares if, as of [—], 2010, such clearance or approval has not been obtained or any applicable waiting period has not expired. If we elect not to issue shares in such a case, the unissued shares will become available to satisfy over-subscriptions by other shareholders and will thereafter be available to standby purchasers.

As of [—], 2009, a total of [—] shares of our common stock were issued and outstanding. If the rights offering is fully subscribed for, there will be approximately [—] shares of our common stock issued and outstanding after the rights offering. However, we do not expect that all basic subscription rights will be exercised. Accordingly, we cannot advise you of the number of shares you will be permitted to purchase without receiving the prior approval of the Federal Reserve. You are urged to consult your own legal counsel regarding whether you are required to seek the prior approval of the Federal Reserve in connection with your exercise of the subscription rights issued to you.

In addition, if you hold our shares through the PremierWest Bancorp 401(k) Profit Sharing Plan, you will not have the opportunity to participate in the over-subscription privilege in respect of those shares.

Reasons for the Rights Offering

We are conducting the rights offering to raise equity capital to improve our capital position, to inject additional capital into PremierWest Bank and to retain the remainder of any proceeds at the Company for general corporate purposes. See “Use of Proceeds.” Our capital position has been negatively affected by increases in our provision for loan losses due to deteriorating real estate market conditions that, in turn, have resulted in deterioration in the credit quality of our loan portfolio. Management and our board of directors believe that a higher level of capital is prudent due to the current market conditions and the related impact on our financial position.

In addition, as we have previously disclosed, during the second quarter of 2009, federal and state bank regulators initiated their annual regulatory examination and completed the examination during the third quarter of 2009. As of the date of this prospectus, we had not received our formal examination report. Further, at September 30, 2009, the Company was below one of the three regulatory requirements for “well-capitalized” status—our risk-based capital ratio was 9.72%, 28 basis points below the 10.00% “well-capitalized” level. As a result, the Company is now classified as “adequately” capitalized for bank regulatory purposes. We anticipate that the Bank and PremierWest may be subject to a form of regulatory enforcement action, written agreement, order or improvement plan. Any regulatory action related to the recent regulatory examination could subject us to mandatory restrictions including, among other things, that we prepare a capital plan to enable us to maintain sufficient capital to comply with regulatory capital guidelines and to address the volume of our adversely affected assets, concentrations of credit, adequacy of our allowance for loan and lease losses, planned growth and anticipated levels of retained earnings, restrict dividend payments, limit deposit pricing, and limit renewal or issuance of brokered deposits and other wholesale funding sources. In anticipation of any such regulatory action, our Board of Directors reviewed plans to increase our risk-based capital ratio to a level well above the regulatory minimum for “well-capitalized.”

We believe that the rights offering will allow us to maintain our capital ratios above “well-capitalized” levels under bank regulations, to respond to any regulatory action requirements related to capital planning and capital levels, and to position PremierWest to return to profitability and respond to future business and financing needs and opportunities in the communities we serve.

Our board of directors has chosen the structure of a rights offering to raise capital to allow existing shareholders to purchase additional shares of our common stock based on their pro rata ownership percentage, while giving existing shareholders the opportunity to limit their ownership dilution from a sale of common stock to potential standby purchasers or other investors. Our board has decided to maintain the option to offer shares to standby purchasers to improve the likelihood of success of our capital raising efforts, but we can give no assurance that we will enter into any standby purchase agreements.

Standby Purchasers

Before the closing of the rights offering, we may enter into standby purchase agreements with potential standby purchasers. The standby purchase agreements may contain additional conditions that will obligate us to sell, and require the standby purchasers to purchase severally from us, shares offered to but not purchased by our shareholders in the rights offering. The number of shares available for sale to the standby purchasers will depend on the number of shares purchased by the shareholders in the rights offering. If we enter into standby purchase agreements, we will not change the subscription price, the aggregate number of shares to be sold in the rights offering and the number of shares available for issuance upon the exercise of subscription rights. We reserve the right to increase the size of this offering by up to 20%.

We have engaged D.A. Davidson & Co. as a financial advisor in connection with the rights offering and also the respect to the offering to standby purchasers. If D.A. Davidson & Co. identifies standby purchasers and we enter into standby purchase agreements with those purchasers, we will pay a placement fee to D.A. Davidson of up to 5% of the dollar amount of shares purchased by the standby purchaser.

Directors’ and Executive Officers’ Participation

Directors and executive officers will participate in the rights offering at various levels. We expect that one or more directors may exercise their over subscription privileges. Any such purchases will be made for investment purposes and not with a view to resale.

Although directors and executive officers will be investing their own money in the rights offering, our board of directors is making no recommendation regarding your exercise of the subscription rights. You are urged to make your decision based on your own assessment of our common stock, our business and the rights offering. Please see “Risk Factors” for a discussion of some of the risks involved in investing in our common stock.

Effect of Rights Offering on Existing Shareholders

The ownership interests and voting interests of the existing shareholders who do not exercise their basic subscription rights will be diluted. See “Questions and Answers Related to the Rights Offering.”

Method of Exercising Subscription Rights

The exercise of subscription rights is irrevocable and may not be cancelled or modified. You may exercise your subscription rights as follows:

Subscription by Registered Holders

If you hold a PremierWest stock certificate, the number of shares you may purchase pursuant to your basic subscription right is indicated on the enclosed rights certificate. You may exercise your subscription rights by properly completing and executing the rights certificate and forwarding it, together with your full payment, to the subscription agent at the address given below under “—Subscription Agent,” to be received before 5:00 p.m., Eastern Time, on [—], 20    .

Subscription by Beneficial Owners

If you are a beneficial owner of shares of our common stock that are registered in the name of a broker, custodian bank or other nominee, you will not receive a rights certificate. Instead, the DTC will issue one subscription right to the nominee record holder for each share of our common stock that you own at the record date. If you are not contacted by your nominee, you should promptly contact your nominee in order to subscribe for shares in the rights offering and follow the instructions provided by your nominee.

Subscription by 401(k) Plan Participants

If you hold shares of our common stock through the PremierWest Bank 401(k) Plan, you may exercise your basic subscription right with respect to those shares by electing what percentage, if any, of your subscription rights you would like to exercise and then communicating your election to [—], the plan administrator and record keeper for the Plan, in a timely manner using the specific election procedures prescribed in the materials that will be provided to you. In addition, you will need to provide direction to [—] to effect a reallocation among your current Plan investments in order to pay the subscription price. [—] will then exercise the subscription rights on your behalf and allocate the common stock received in exchange therefore into your account. You will be able to exercise your basic subscription right with respect to the share you hold through the Plan, but you will not have the opportunity to participate in the over-subscription privilege.

Payment Method

Payments must be made in full in U.S. currency by:

•	check or bank draft payable to [—], drawn upon a U.S. bank; or

•	wire transfer of immediately available funds to accounts maintained by the subscription agent.

Payment received after the expiration of the rights offering will not be honored, and the subscription agent will return your payment to you, without interest, as soon as practicable. The subscription agent will be deemed to receive payment upon:

•	clearance of any uncertified check deposited by the subscription agent;

•	receipt by the subscription agent of any certified check or bank draft, drawn upon a U.S. bank; or

•	receipt of collected funds in the subscription agent’s account.

If you elect to exercise your subscription rights, you should consider using a certified or cashier’s check, money order or wire transfer of funds to ensure that the subscription agent receives your funds before the rights offering expires. If you send an uncertified check, payment will not be deemed to have been received by the subscription agent until the check has cleared. If you send a certified check or bank draft, drawn upon a U.S. bank, or wire or transfer funds directly to the subscription agent’s account, payment will be deemed to have been received by the subscription agent immediately upon receipt of such instrument or wire transfer.

Any personal check used to pay for shares must clear the appropriate financial institutions before 5:00 p.m., Eastern Time, on [—], 20    , when the rights offering will expire. The clearinghouse may require five or more business days. Accordingly, holders who wish to pay the subscription price by means of an uncertified personal check should make payment sufficiently in advance of the expiration of the rights offering to ensure that the payment is received and clears by that date.

You should read the instruction letter accompanying the rights certificate carefully and strictly follow it. DO NOT SEND RIGHTS CERTIFICATES OR PAYMENTS DIRECTLY TO US. We will not consider your subscription received until the subscription agent has received delivery of a properly completed and duly executed rights certificate and payment of the full subscription amount. The risk of delivery of all documents and payments is borne by you or your nominee, not by the subscription agent or us.

The method of delivery of rights certificates and payment of the subscription amount to the subscription agent will be at the risk of the holders of subscription rights. If sent by mail, we recommend that you send those certificates and payments by overnight courier or by registered mail, properly insured, with return receipt requested, and that you allow a sufficient number of days to ensure delivery to the subscription agent and clearance of payment before the rights offering expires.

Medallion Guarantee May Be Required

Your signature on your rights certificate must be guaranteed by an eligible institution, such as a member firm of a registered national securities exchange or a member of the Financial Industry Regulatory Authority,

Inc., or a commercial bank or trust company having an office or correspondent in the United States, subject to standards and procedures adopted by the subscription agent, unless:

•	you provide on the rights certificate that shares are to be delivered to you as record holder of those subscription rights; or

•	you are an eligible institution.

Missing or Incomplete Subscription Information

If you hold your shares of common stock in the name of a custodian bank, broker, dealer or other nominee, the nominee will exercise the subscription rights on your behalf in accordance with your instructions. Your nominee may establish a deadline that may be before the 5:00 p.m., Eastern Time [—], 20     expiration date that we have established for the rights offering. If you send a payment that is insufficient to purchase the number of shares you requested, or if the number of shares you requested is not specified in the forms, the payment received will be applied to exercise your subscription rights to the fullest extent possible based on the amount of the payment received, subject to the availability of shares under the over-subscription privilege and the elimination of fractional shares. Any excess subscription payments received by the subscription agent will be returned, without interest, as soon as practicable following the expiration of the rights offering.

Expiration Date and Cancellation Rights

The subscription period, during which you may exercise your subscription rights, expires at 5:00 p.m., Eastern Time, on [—], 20    , which is the expiration of the rights offering. If you do not exercise your subscription rights before that time, your subscription rights will expire and will no longer be exercisable. We will not be required to issue shares to you if the subscription agent receives your rights certificate or your subscription payment after that time. We have the option to extend the rights offering, although we do not presently intend to do so. We may extend the rights offering by giving oral or written notice to the subscription agent before the rights offering expires, but in no event will we extend the rights offering beyond [—], 2010. If we elect to extend the rights offering, we will issue a press release announcing the extension no later than 9:00 a.m., Eastern Time, on the next business day after the most recently announced expiration date of the rights offering.

If you hold your shares of common stock in the name of a broker, dealer, custodian bank or other nominee, the nominee will exercise the subscription rights on your behalf in accordance with your instructions. Please note that the nominee may establish a deadline that may be before the 5:00 p.m., Eastern Time, [—], 20    , expiration date that we have established for the rights offering.

We may cancel the rights offering at any time for any reason prior to the time the rights offering expires. If we cancel the rights offering, we will issue a press release notifying shareholders of the cancellation, and the subscription agent will return all subscription payments to subscribers, without interest or penalty, as soon as practicable.

Withdrawal and Cancellation

We reserve the right to withdraw and cancel the rights offering at any time for any reason. We also may cancel the rights offering at any time before its completion if our board of directors decides to do so in its sole discretion. If we cancel the rights offering, all affected subscription rights will expire without value, and all subscription payments received by the subscription agent will be returned, without interest, as soon as practicable.

Subscription Agent

The subscription agent for this offering is [—]. The address to which rights certificates and payments, other than wire transfers, should be mailed or delivered by overnight courier is provided below. If sent by mail, we recommend that you send documents and payments by registered mail, properly insured, with return receipt requested, and that you allow a sufficient number of days to ensure delivery to the subscription agent. Do not send or deliver these materials to us or the Bank.

By Mail, Hand or Overnight Courier:

[—]

If you deliver subscription documents or rights certificates in a manner different than that described in this prospectus, we may not honor the exercise of your subscription rights.

If you have any questions regarding completing a rights certificate or submitting payment in the rights offering, please call our subscription agent for the rights offering, [—], at [—].

Any questions or requests regarding PremierWest Bancorp, PremierWest Bank or the rights offering may be directed to Michael Fowler, our Chief Financial Officer, at (541) 618-6003, Monday through Friday, between 8:00 a.m. and 5:00 p.m., Pacific Time.

Fees and Expenses

You are responsible for paying any other commissions, fees, taxes or other expenses that you may incur in connection with the exercise of your subscription rights.

We will pay all fees charged by the subscription agent, which we estimate will total $[—].

No Fractional Shares

All shares will be sold at a purchase price of $[—] per share. We will not issue fractional shares. Fractional shares resulting from the exercise of the basic subscription rights and the over-subscription privileges will be eliminated by rounding down to the nearest whole shares. Any excess subscription payments received by the subscription agent will be returned, without interest, as soon as practicable.

Notice to Nominees

If you are a broker, custodian bank or other nominee holder that holds shares of our common stock for the account of others on the record date, you should notify the beneficial owners of the shares for whom you are the nominee of the rights offering as soon as possible to learn their intentions with respect to exercising their subscription rights. You should obtain instructions from the beneficial owners of our common stock. If a registered holder of our common stock so instructs, you should complete the rights certificate and submit it to the subscription agent with the proper subscription payment by the expiration date. You may exercise the number of subscription rights to which all beneficial owners in the aggregate otherwise would have been entitled had they been direct holders of our common stock on the record date, provided that you, as a nominee record holder, make a proper showing to the subscription agent by submitting the form entitled “Nominee Holder Certification,” which is provided with your rights offering materials. If you did not receive this form, you should contact the subscription agent to request a copy.

Beneficial Owners

If you are a beneficial owner of shares of our common stock and will receive your subscription rights through a broker, custodian bank or other nominee, we will ask your nominee to notify you of the rights offering. If you wish to exercise your subscription rights, you will need to have your nominee act for you, as described above. To indicate your decision with respect to your subscription rights, you should follow the instructions of your nominee. If you wish instead to obtain a separate rights certificate, you should contact your nominee as soon as possible and request that a rights certificate be issued to you. You should contact your nominee if you do not receive notice of the rights offering, but you believe you are entitled to participate in the rights offering. We are not responsible if you do not receive the notice by mail or otherwise from your nominee or if you receive notice without sufficient time to respond to your nominee by the deadline established by your nominee, which may be before the 5:00 p.m., Eastern Time, [—], 2009, expiration date.

Non-Transferability of Subscription Rights

The subscription rights granted to you are non-transferable and, therefore, you may not sell, transfer or assign your subscription rights to anyone. The subscription rights will not be listed for trading on The NASDAQ Capital Market or any other stock exchange or market. The shares of our common stock issuable upon exercise of the subscription rights will be listed on The NASDAQ Capital Market.

Validity of Subscriptions

We will resolve all questions regarding the validity and form of the exercise of your subscription rights, including time of receipt and eligibility to participate in the rights offering. Our determination will be final and binding. Once made, subscriptions and directions are irrevocable, and we will not accept any alternative, conditional or contingent subscriptions or directions. We reserve the absolute right to reject any subscriptions or directions not properly submitted or the acceptance of which would be unlawful. You must resolve any irregularities in connection with your subscriptions before the subscription period expires, unless we waive them in our sole discretion. Neither we nor the subscription agent is under any duty to notify you or your representative of defects in your subscriptions. A subscription will be considered accepted, subject to our right to withdraw or cancel the rights offering, only when the subscription agent receives a properly completed and duly executed rights certificate and any other required documents and the full subscription payment. Our interpretations of the terms and conditions of the rights offering will be final and binding.

Escrow Arrangements; Return of Funds

The subscription agent will hold funds received in payment for shares in a segregated account pending completion of the rights offering. The subscription agent will hold this money in escrow until the rights offering is completed or is withdrawn and cancelled. If the rights offering is cancelled for any reason, all subscription payments received by the subscription agent will be returned, without interest or penalty, as soon as practicable.

Shareholder Rights

You will have no rights as a holder of the shares of our common stock you purchase in the rights offering until certificates representing the shares of our common stock are issued to you, or your account at your nominee is credited with the shares of our common stock purchased in the rights offering.

No Revocation or Change

Once you submit the rights certificate or have instructed your nominee of your subscription request, you are not allowed to revoke or change the exercise or request a refund of monies paid. All exercises of subscription rights are irrevocable, even if you learn information about us that you consider to be unfavorable. You should not exercise your subscription rights unless you are certain that you wish to purchase shares at the subscription price.

Foreign Shareholders

We will not mail this prospectus or rights certificates to shareholders with addresses that are outside the United States or that have an army post office or foreign post office address. The subscription agent will hold these rights certificates for their account. To exercise subscription rights, our foreign shareholders must notify the subscription agent prior to 11:00 a.m., Eastern time, at least three business days prior to the expiration of the rights offer and demonstrate to the satisfaction of the subscription agent that the exercise of such subscription rights does not violate the laws of the jurisdiction of such shareholder.

U.S. Federal Income Tax Treatment of Rights Distribution

For U.S. federal income tax purposes, you should not recognize income or loss upon receipt or exercise of these subscription rights to purchase our shares for the reasons described below in “Certain U.S. Federal Income Tax Consequences.”

No Recommendation to Rights Holders

Our board of directors is not making a recommendation regarding your exercise of the subscription rights. Shareholders who exercise subscription rights risk investment loss on money invested. The market price for our common stock may decline to a price that is less than the subscription price and, if you purchase shares at the subscription price, you may not be able to sell the shares of underlying common stock in the future at the same price or a higher price. You should make your decision based on your assessment of our business and financial condition, our prospects for the future and the terms of this rights offering. Please see “Risk Factors” for a discussion of some of the risks involved in investing in our common stock.

Shares of Our Common Stock Outstanding After the Rights Offering

As of November 17, 2009, 24,766,928 shares of our common stock were issued and outstanding. If the rights offering is fully subscribed through the exercise of the subscription rights, then an additional [—] shares of our common stock will be issued and outstanding after the closing of the rights offering, for a total of [—] shares of common stock outstanding. The preceding sentence assumes that, during the rights offering, we issue no other shares of our common stock and that no options or warrants for our common stock are exercised.

DETERMINATION OF SUBSCRIPTION PRICE

We established a pricing committee, comprised of three members of our board of directors, two of whom are independent directors. None of the members of the pricing committee expressed intent to exercise over-subscription privileges. In determining the subscription price, the pricing committee considered a number of factors, including: the fairness opinion of D.A. Davidson & Co., the need to offer the shares at a price that would be attractive to investors relative to the then current trading price for our common stock, historical and current trading prices for our common stock, general conditions in the financial services industry, the need for capital and alternatives available to us for raising capital, potential market conditions, and the desire to provide an opportunity to our shareholders to participate in the rights offering on a pro rata basis. In conjunction with its review of these factors, the pricing committee also reviewed our history and prospects, including our past and present earnings, our prospects for future earnings, and the outlook for our industry, our current financial condition and regulatory status and a range of discounts to market value represented by the subscription prices in various prior rights offerings.

We retained D.A. Davidson & Co. (“D.A. Davidson”) to advise us with respect to an appropriate per share price range for the subscription price of the shares in this rights offering and to render an opinion to our board of directors as to the fairness, from a financial point of view, of the rights offering to our existing shareholders taken as a whole. We have attached the full text of D.A. Davidson’s opinion as Annex A to this prospectus. You should read the entire opinion to understand the assumptions made, matters considered and limitations on the review undertaken by our financial advisor. The opinion does not constitute a recommendation as to whether you should exercise your rights in the rights offering.

We have agreed to pay D.A. Davidson a fee of $125,000 and reimburse it for reasonable out-of-pocket expenses for its services as our financial advisor and a fee of $250,000 in connection with the fairness opinion. No portion of the advisory or fairness fee was contingent upon approval or completion of the rights offering. Also, in the event D.A. Davidson introduces us to standby purchasers, if such investors purchase shares in the rights offerings, D.A. Davidson will be paid a fee of up to 5% of the purchase amount. We have further agreed to indemnify D.A. Davidson and certain other parties affiliated or associated with D.A. Davidson against certain claims, liabilities and expenses related to or arising in connection with the rendering by D.A. Davidson of its services as described in this prospectus.

The subscription price does not necessarily bear any relationship to any other established criteria for value. You should not consider the subscription price as an indication of value of the Company or our common stock. You should not assume or expect that, after the rights offering, our shares of common stock will trade at or above the subscription price in any given time period. The market price of our common stock may decline during or after the rights offering, and you may not be able to sell the underlying shares of our common stock purchased during the rights offering at a price equal to or greater than the subscription price. You should obtain a current quote for our common stock before exercising your subscription rights and make your assessment of our business and financial condition, our prospects for the future, and the terms of this rights offering. On November 17, 2009, the closing sale price of our common stock on The Nasdaq Capital Market was $1.74 per share.

We retained D.A. Davidson to advise us with respect to an appropriate per share price range for the subscription price of our shares in the rights offering. D.A. Davidson delivered its analysis, which was prepared using customary methodologies in the investment banking industry, to our board of directors prior to the meeting of our board of directors and then met with our board of directors on [—], 2009. As part of its analysis, D.A. Davidson, among other things, [—]. Based on its analysis, D.A. Davidson concluded that an appropriate range that should be considered by our board of directors as the subscription price for the proposed offering was between $[—] and $[—] per share.

THE REOFFERING OF REMAINING SHARES

Acceptance of Nonbinding Subscriptions During Pendency of the Rights Offering

We may permit persons and entities who are not shareholders eligible to participate in the rights offering to submit nonbinding subscriptions to purchase shares of our common stock, if any, that remain available for purchase following the expiration date of the rights offering. Prospective purchasers should complete, date and sign the preliminary subscription agreement which accompanies this prospectus and return it to [—] as indicated below.

Preliminary subscriptions are NOT binding on subscribers. DO NOT send payment for shares of common stock with your preliminary subscription. Upon completion of the stock offerings, we will furnish to all persons who previously submitted preliminary subscriptions a prospectus supplement that sets forth the results of the stock offerings and the amount of unsubscribed shares of common stock, accompanied by an acknowledgement of subscription. A copy of the acknowledgement of subscription accompanies this prospectus. Upon receipt of the prospectus supplement, each subscriber will be asked to do the following:

•	Complete, sign and date the acknowledgement of subscription;

•	Make a check payable to [—] in an amount equal to the subscription price of $[—] per share multiplied by the number of shares of common stock subscribed for; and

•	Return the completed acknowledgement of subscription and check to [—].

UPON RECEIPT BY [—] OF THE ACKNOWLEDGEMENT OF SUBSCRIPTION, THE PRELIMINARY SUBSCRIPTION AGREEMENT WILL BECOME BINDING ON AND IRREVOCABLE BY THE SUBSCRIBER UNTIL THE EXPIRATION DATE OF THE REOFFER PERIOD.

Discretion to Accept Subscriptions

We have the right, in our sole discretion, to accept or reject any subscription in whole or in part on or before the Reoffer Expiration Date. We generally will accept subscriptions in the order in which they are received. As a result, you may not receive any or all of the shares for which you subscribe. We will notify subscribers as soon as practicable following the Reoffer Expiration Date as to whether and to what extent their subscriptions have been accepted. If we do not accept all or a portion of a subscription, we will return to the subscriber the unaccepted portion of the subscription funds, without interest.

Expiration Date and Cancellation Rights

The reoffer period will expire at the earlier of 5:00 p.m. Eastern Time, on [—] or the date on which we have accepted subscriptions for all shares remaining for purchase as reflected in the prospectus supplement. We refer to this date as the “Reoffer Expiration Date.”

We may cancel the reoffer of remaining shares at any time for any reason, including following the expiration date. If we cancel the public offering of any remaining shares of common stock, we will return all subscription payments, without interest, as soon as practicable.

Escrow Arrangements; Return of Funds

We will hold funds received with an acknowledgement of subscription in a segregated account at the Bank. We will hold these funds in escrow until such time as we accept the subscription or until the reoffering is cancelled. If the reoffering of remaining shares is cancelled, we will return the subscription payments, without interest, as soon as practicable.

No Revocation or Change

Once you submit the acknowledgement of subscription and your payment, you will not be allowed to revoke your subscription or request a refund of monies paid. All acknowledgements of subscriptions are irrevocable, even if you learn information about us that you consider to be unfavorable. You should not submit an acknowledgement of subscription unless you are certain that you wish to purchase shares of our common stock at the subscription price.

DESCRIPTION OF THE COMMON STOCK AND OUR CAPITAL STOCK

Our authorized capital stock consists of:

•	50,000,000 shares of common stock with no par value per share; and

•	1,000,000 shares of preferred stock with no par value per share.

As of November 17, 2009, there were 24,766,928 shares of our common stock issued and outstanding and 41,400 shares of our Series B Preferred Stock issued and outstanding. As of November 17, 2009, there were no shares of our Series A Preferred Stock issued and outstanding.

In this section we describe certain features and rights of our common stock and Series B Preferred Stock. The summary does not purport to be exhaustive and is qualified in its entirety by reference to our articles of incorporation and bylaws and to applicable Oregon law.

We intend to call a special meeting of shareholders on [—], 20     for the purpose of increasing the number of authorized shares of common stock to 150,000,000. If shareholders approve the proposed amendment to our Articles of Incorporation, our authorized capital stock will consist of:

•	150,000,000 shares of common stock with no par value per share; and

•	1,000,000 shares of preferred stock with no par value per share.

Common Stock

Voting Rights

Each holder of common stock is entitled to one vote for each share on all matters to be voted upon by the common shareholders. Holders of our common stock are entitled to vote for the election of directors and upon all other matters, which may be submitted to a vote of shareholders generally, with each share being entitled to one vote. Holders do not have cumulative voting rights, which means that holders of more than 50% of our outstanding common stock as of the record date of a meeting at which directors are elected can elect all of the directors, and holders of the remaining shares would not be able to elect any directors.

Dividend Rights

Subject to preferences to which holders of any shares of preferred stock may be entitled, holders of common stock are entitled to receive ratably any dividends that may be declared from time to time by the Board of Directors out of funds legally available for that purpose. Under Oregon law, we are allowed to make a distribution, including payment of a dividend, only if, after giving effect to the distribution, in the judgment of the board of directors: (a) we would be able to pay our debts as they become due in the usual course of business; and (b) our total assets would at least equal the sum of our total liabilities plus, unless the articles of incorporation permit otherwise, the amount that would be needed if the corporation were to be dissolved at the time of the distribution to satisfy the preferential rights upon dissolution of shareholders whose preferential rights are superior to those receiving the distribution.

During the second quarter of 2009, we announced that we were suspending the payment of our quarterly cash dividend on our common stock as a means to preserve capital in response to current and continuing disruptions in the financial markets and regulatory concerns.

The Securities Purchase Agreement between us and the U.S. Department of the Treasury provides that prior to the earlier of (i) February 13, 2012 and (ii) the date on which all of the shares of the Series B Preferred Stock have been redeemed by us or transferred by the Treasury to third parties, we may not, without the consent of the Treasury, pay a quarterly cash dividend of more than $0.057 per share on our common stock or, subject to limited exceptions, redeem, repurchase or otherwise acquire shares of our common stock. In addition, we may not pay a dividend on our common stock during the period we are not current in our Series B Preferred Stock dividends. If we complete a qualifying equity offering of at least $41.4 million prior to December 31, 2009, the number of shares under the Treasury’s TARP Capital Purchase Program warrant is reduced by half.

The indentures related to our junior subordinated debentures restrict our ability to pay dividends if we are deferring payment of interest on the debentures or are in default. We are currently in a deferral period and cannot pay common stock dividends.

Liquidation Rights

In the event of our liquidation, dissolution or winding up, holders of common stock will be entitled to share in our assets remaining after the payment or provision for payment of our debts and other liabilities, and the satisfaction of the liquidation preferences of the holders of preferred stock.

Other Rights

Holders of our common stock have no preemptive rights, conversion rights or other subscription rights. There are no redemption or sinking fund provisions that apply to the common stock. All shares of common stock currently outstanding are fully paid and non-assessable.

Transfer Agent and Registrar

Computershare Trust Company, N.A. serves as the transfer agent for our common stock. Its address is 250 Royall Street, Canton, MA 02021 and its phone number is 1-800-962-4284.

Listing

Our common stock is listed on the NASDAQ Capital Market under the ticker symbol “PRWT.”

Anti-Takeover Effects

The provisions of our articles of incorporation and bylaws summarized in the following paragraphs may have anti-takeover effects and could delay, defer or prevent a tender offer or takeover attempt that a shareholder might consider to be in such shareholder’s best interest, including those attempts that might result in a premium over the market price for the shares held by shareholders, and may make removal of the incumbent management and directors more difficult.

Authorized Shares

Our articles of incorporation authorize the issuance of 50,000,000 shares of common stock, of which only 24,766,928 were issued and outstanding as of September 30, 2009. The common shares that are authorized but unissued provide our Board of Directors with flexibility to effect, among other transactions, financings, acquisitions, stock dividends, stock splits and the granting of equity incentive awards. However, these authorized but unissued shares may also be used by the Board of Directors consistent with its fiduciary duty to deter future attempts to gain control of us.

In addition, our articles of incorporation authorize the issuance of “blank check” voting preferred stock, which, although intended primarily as a financing tool and not as a defense against takeovers, could potentially be used by management to make uninvited attempts to acquire control more difficult by, for example, diluting the ownership interest or voting power of a substantial shareholder, increasing the consideration necessary to effect an acquisition or selling unissued shares to a friendly third party.

Consideration of Other Constituencies

Our articles of incorporation authorize the Board of Directors, when evaluating any offer of another party to make a tender or exchange offer for any equity security, or any proposal to merge or consolidate with another corporation or financial institution, or to purchase or otherwise acquire all or substantially all of our properties and assets, to consider the social, legal and economic effects of such offer or proposal on our employees, customers and suppliers and on the communities and geographical areas in which we operate, the economy of the state and the nation, the long-term and short-term interests of PremierWest Bancorp and its shareholders, including the possibility that these interests may be best served by our continued independence, and other relevant factors.

Nomination, Election and Removal of Directors

In addition to our Board of Directors, shareholders can nominate candidates for election to our Board of Directors. To do so, a shareholder must follow the advance notice procedures described in our bylaws. In general, a shareholder must submit a notice of a nomination for the election of directors either by personal delivery or United States mail, postage prepaid, to our Secretary at least 60 calendar days before the date corresponding to the date on which our proxy materials were mailed to shareholders for the annual meeting in the preceding year, and no more than 120 calendar days before that date.

Advance Notice of Shareholder Proposals

Shareholders may propose that business (other than nominations to our Board of Directors as described above) be considered at an annual meeting of shareholders only if a shareholder follows the advance notice procedures described in our bylaws. In general, a shareholder must submit a notice of a nomination for the election of directors either by personal delivery or United States mail, postage prepaid, to our Secretary at least 60 calendar days before the date corresponding to the date on which our proxy materials were mailed to shareholders for the annual meeting in the preceding year, and no more than 120 calendar days before that date.

Oregon Control Share Act

We are subject to the Oregon Control Share Act, which regulates the process by which a person may acquire control of certain Oregon-based corporations without the consent and cooperation of the corporation’s board of directors. Under the Oregon Control Share Act a person who acquires voting stock in a transaction that results in such person holding more than 20%, 33 1/3% or 50% of the total voting power cannot vote the shares it acquires in such acquisition unless voting rights are accorded to such control shares:

•	by the holders of a majority of the outstanding voting shares, excluding the control shares held by such person and shares held by our officers and inside directors, and

•	by the holders of a majority of the outstanding voting shares, including the control shares held by such person and shares held by our officers and inside directors.

This vote would be required at the time an acquiring person’s holdings exceed 20% of the total voting power, and again at the time the acquiring person’s holdings exceed 33 1/3% and 50%, respectively. An acquiring person can include persons acting as a group.

Oregon Business Combination Act

We are also subject to the Oregon Business Combination Act, which generally provides that in the event a person or entity acquires 15% or more of our voting stock, we and such person or entity, or any affiliated entity, may not engage in the following business combination transactions for a period of three years following the date the person acquired 15% or more of the voting stock:

•	a merger or plan of share exchange;

•

any sale, lease, mortgage or other disposition of the assets of the corporation where the assets have an aggregate market value equal to 10% or more of the aggregate market value of our assets or outstanding capital stock; and

•	transactions that result in the issuance of our capital stock to the shareholder that acquired 15% or more of the voting stock.

These restrictions do not apply if:

•

the shareholder that acquired 15% or more of the voting stock, as a result of such acquisition, owns at least 85% of our outstanding voting stock disregarding shares owned by directors who are also officers and certain employee benefit plans;

•	our Board of Directors approves the share acquisition or business combination before the shareholder acquired 15% or more of our voting stock; or

•

our Board of Directors and the holders of at least two-thirds of our outstanding voting stock, disregarding shares owned by the shareholder that acquired 15% or more of the voting stock, approve the transaction after the shareholder acquires 15% or more of our voting stock.

The Oregon Control Share Act and the Oregon Business Combination Act will have the effect of encouraging any potential acquirer to negotiate with our Board of Directors and will also discourage potential acquirers unwilling to comply with the provisions of these laws. An Oregon corporation may provide in its articles of incorporation or bylaws that the laws described above do not apply to its shares. We have not adopted such a provision and do not currently intend to do so. These laws may make us less attractive for takeover, and thus shareholders may not benefit from a rise in the price of our common stock that a takeover could cause.

Indemnification and Limitations on Liability of Directors and Officers

As an Oregon corporation, the Company is subject to the provisions of the Oregon Business Corporation Act (the “OBCA”). The OBCA permits a corporation to indemnify an individual who is made a party to a proceeding because such individual is or was a director of the corporation against liability incurred in the proceeding if:

•	his or her conduct was in good faith;

•	he or she reasonably believed that his or her conduct was in the corporation’s best interest, or at least not opposed to the corporation’s best interests; and

•	in the case of a criminal proceeding, he or she had no reasonable cause to believe his or her conduct was unlawful.

Unless a corporation’s articles of incorporation provide otherwise, indemnification is mandatory if the director is wholly successful on the merits or otherwise in such a proceeding, or if a court of competent jurisdiction orders the corporation to indemnify the director. The Company’s articles of incorporation do not limit the statutory right to indemnification.

Under the OBCA, a corporation may not, however, indemnify the individual if the individual was adjudged liable:

•	to the corporation in a proceeding by or in the right of the corporation; or

•	in any proceeding charging improper personal benefit on the basis that he or she improperly received a personal benefit.

The Company’s articles of incorporation provide that we will indemnify our directors and officers against reasonable expenses (including attorney fees), judgments, fines, penalties, excise taxes or settlement payments incurred or suffered by reason of service as a director or officer or at the Company’s request as a director, officer, partner or trustee of another corporation, partnership, joint venture, trust, employee benefit plan or other enterprise.

The OBCA also provides that a corporation’s articles of incorporation may limit or eliminate the personal liability of a director to the corporation or its shareholders for monetary damages for conduct as a director, provided that no such provision shall eliminate the liability of a director for:

•	any breach of the directors’ duty of loyalty to the corporation or its shareholders;

•	acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law;

•	any unlawful distribution; or

•	any transaction from which the director derived an improper personal benefit.

The Company’s articles of incorporation limit monetary liability of our directors for their conduct as directors to the fullest extent permitted under the OBCA. If the OBCA is amended to further limit the directors’ liability, the Company’s articles of incorporation would incorporate such amendment on its effective date.

The Company also maintains insurance coverage relating to certain liabilities of directors and officers.

Series B Preferred Stock

Our articles of incorporation permit our Board of Directors to divide our preferred stock into one or more series of preferred stock and to establish the preferences, limitations and relative rights of such series, without shareholder approval. On February 10, 2009, we filed an amendment to our articles of incorporation that designated 41,400 shares of preferred stock as Series B Preferred Stock. We issued the 41,400 shares of Series B Preferred Stock to the Treasury on February 13, 2009.

This section summarizes the specific terms and provisions of the Series B Preferred Stock. The description of the Series B Preferred Stock set forth below is qualified in its entirety by the actual terms of the Series B Preferred stock, as are stated in our articles of incorporation, as amended, a copy of which was attached as Exhibit 3.1 to our Current Report on Form 8-K filed on February 17, 2009 and incorporated by reference into this prospectus. See “Incorporation of Documents by Reference.”

Ranking

The Series B Preferred Stock ranks senior to our common stock and will rank pari passu with preferred shares other than preferred shares which by their terms rank junior to any existing preferred shares.

Dividends and Distributions

Cumulative dividends on shares of the Series B Preferred Stock accrue on the liquidation preference of $1,000 per share at a rate of 5% per annum for the first five years following the date of issue, and at a rate of 9% per annum thereafter, if, as and when declared by the Board of Directors out of funds legally available therefor. The Series B Preferred Shares have no maturity date and rank senior to our common stock with respect to the payment of dividends and distributions.

The Treasury’s consent will be required for any repurchase of our common stock or other capital stock or other equity securities or any trust preferred securities, other than repurchases of the senior preferred stock and share repurchases in connection with any employee benefit plan in the ordinary course of business consistent with past practice, until the earlier of the third anniversary of the Treasury’s investment or the date on which the senior preferred shares are redeemed in whole or the Treasury has transferred all of the senior preferred shares to unaffiliated third parties.

For so long as the Treasury continues to own any senior preferred stock, we may not repurchase any shares of senior preferred stock from any other holder of such shares unless we offer to repurchase a ratable portion of the senior preferred shares then held by the Treasury on the same terms and conditions.

Redemption

Subject to the approval of the Board of Governors of the Federal Reserve System, we may redeem the Series B Preferred Stock, in whole or in part, at any time and from time to time, at our option. All redemptions must be at 100% of the issue price plus any accrued and unpaid dividends, and shall be subject to the approval of our primary federal bank regulator. The American Recovery and Reinvestment Act of 2009 changed the terms of the original transaction documents to permit us to request early redemption, with prior regulatory approval, regardless of whether we have completed a Qualified Equity Offering.

Conversion

Shares of Series B Preferred Stock are not convertible into our common stock or any other security.

Rights upon Liquidation

The Series B Preferred Stock rank senior to our common stock with respect to amounts payable upon our liquidation, dissolution and winding up, and will rank pari passu with preferred shares other than preferred shares which by their terms rank junior to any existing preferred shares.

Voting

The Series B Preferred Shares are non-voting, other than class voting rights on:

•	any authorization or issuance of shares ranking senior to the Series B Preferred Stock;

•	any amendment to the rights of Series B Preferred Stock; or

•	any merger, exchange or similar transaction which would adversely affect the rights of the Series B Preferred Stock.

If dividends on the Series B Preferred Stock are not paid in full for six dividend periods, whether or not consecutive, the holder of the Series B Preferred Stock will have the right to elect two directors. The right to elect directors will end when full dividends have been paid for four consecutive dividend periods.

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

The following table sets forth certain information regarding beneficial ownership of issued and outstanding shares of the Company’s common stock as of [—], 2009 held by any shareholder who is (a) known by the Company to own beneficially more than 5% of the outstanding shares of any class of stock, (b) each of the directors, (c) each of our named executive officers and (d) all of our directors and named executive officers as a group.

	Class of Stock	Amount Beneficially Owned	Notes	Percentage of Class Owned
John A Duke, Chairman of the Board	Common	1,485,239	(1)	6.00%
George C. St. Laurent, Jr., Director	Common	1,737,439	(2)	7.02%
Patrick G. Huycke, Director	Common	228,633	(3)	*
Thomas R. Becker, Director	Common	107,031	(4)	*
Dennis N. Hoffbuhr, Director	Common	79,795	(5)	*
Rickar D. Watkins, Director	Common	80,404	(6)	*
John L. Anhorn, Director, Executive Chairman	Common	149,751	(7)	*
Brian Pargeter, Director	Common	107,070	(8)	*
Richard R. Hieb, COO, Director	Common	121,170	(9)	*
James L. Patterson, Director	Common	33,589	(10)	*
John B. Dickerson, Director	Common	134,956	(11)	*
Tom Anderson, CAO	Common	109,844	(12)	*
Michael D. Fowler, CFO	Common	6,548	(13)	*
James M. Ford, President & CEO	Common	49,744	(14)	*
PremierWest 401K Plan	Common	404,433	(15)	*
U.S. Department of the Treasury	Series B Preferred	41,400		*
U.S. Department of the Treasury	Common Stock	1,090,385	(16)	4.19%
All Directors and Executive Officers as a group (14 persons and 401K Plan)	Common	3,089,261		13.10%

*	Represents less than one percent
(1)	Includes (a) 19,375 shares subject to options currently exercisable or exercisable within 60 days and (b) 1,464,005 shares held by The John Duke Trust for the benefit of Mr. Duke.
(2)	Includes 429,601 shares held by the Georges C. St. Laurent, Jr. Trust for the benefit of Mr. St. Laurent.
(3)	Includes (a) 188,293 shares held in a Profit Sharing Trust Plan, (b) 19,375 shares subject to options currently exercisable or exercisable within 60 days and (c) 1,450 shares held in Mr. Huycke’s IRA account.
(4)	Includes 38,650 shares subject to options currently exercisable or exercisable within 60 days.
(5)	Includes (a) 901 shares held by Mr. Hoffbuhr’s spouse and immediate family members and (b) 19,375 shares subject to options currently exercisable or exercisable within 60 days.
(6)	Includes (a) 9,710 shares held in an IRA for the benefit of Mr. Watkins, (b) 11,538 shares held in a SEP account for the benefit of Mr. Watkins, (c) 23,584 shares held in trust for the benefit of Mr. Watkins and (d) 15,355 shares subject to options currently exercisable or exercisable within 60 days.
(7)	Includes (a) 32,933 shares held in a 401(k) Plan for the benefit of Mr. Anhorn and (b) 34,467 shares subject to options currently exercisable or exercisable within 60 days.
(8)	Includes 3,255 shares subject to options currently exercisable or exercisable within 60 days.
(9)	Includes (a) 19,926 shares held in an IRA for the benefit of Mr. Hieb, (b) 30,253 shares held in a 401(k) plan for the benefit of Mr. Hieb and (c) 28,597 shares subject to options currently exercisable or exercisable within 60 days.
(10)	Includes (a) 14,947 shares held in a SEP for the benefit of Mr. Patterson and (b) 18,642 shares subject to options currently exercisable or exercisable within 60 days.
(11)	Includes (a) 5,509 shares held in an IRA for the benefit of Mr. Dickerson, (b) 10,667 shares subject to options currently exercisable or exercisable within 60 days and (c) 118,780 shares held in a family trust for the benefit of Mr. Dickerson.

(12)	Includes (a) 68,670 held in an IRA for the benefit of Mr. Anderson, (b) 13,470 shares held in a 401(k) plan for the benefit of Mr. Anderson, (c) 27.043 shares subject to options currently exercisable or exercisable within 60 days and (d) 661 shares held by Mr. Anderson’s spouse.
(13)	Includes 1,050 shares subject to options currently exercisable or exercisable within 60 days and (b) 4,320 shares held in a 401(k) plan for the benefit of Mr. Fowler.
(14)	Includes (a) 13,452 shares held in trust for the benefit of Mr. Ford, (b) 377 shares held in a 401(k) plan for benefit of Mr. Ford and (c) 27,040 shares subject to options currently exercisable or exercisable within 60 days.
(15)	Messrs. Ford, Anderson and Fowler act as Trustees of the PremierWest 401(k) Plan and are authorized to vote shares held in the Plan. Messrs. Ford, Anderson and Fowler all disclaim beneficial ownership of the shares held in the Plan, except to the extent of their individual pecuniary interest in the Plan, if any.
(16)	Pursuant to Warrant to Purchase Common Stock issued in connection with the TARP Capital Purchase Program

PLAN OF DISTRIBUTION

Overview

As soon as practicable after the record date for the rights offering, we will distribute the subscription rights certificates and copies of this prospectus to individuals who owned shares of our common stock at 5:00 p.m. Eastern Time on [—], 2009. If you wish to exercise your subscription rights and purchase shares, you should complete the rights certificate and return it with payment for the shares to the subscription agent at the following address:

By Mail, Hand or Overnight Courier:

[—]

See “The Rights Offering—Method of Exercising Subscription Rights.” If you have any questions about whether your completed rights certificate or payment has been received, you may call [—] at [—].

Financial Advisor

We have engaged D.A. Davidson & Co., or D.A. Davidson, a broker-dealer registered with the Financial Industry Regulatory Authority, as our financial and marketing advisor in connection with the rights offering. D.A. Davidson is a nationally recognized full-service investment banking firm specializing in the financial services industry. As part of its investment banking business, D.A. Davidson is engaged in the valuation of bank and bank holding company securities in connection with acquisitions, underwritings, secondary distributions of securities, private placements and valuations for various other purposes. D.A. Davidson has not prepared any report or opinion constituting a recommendation to any subscriber for our shares of common stock. D.A. Davidson prepared a fairness opinion for our board of directors related to the rights offering.

D.A. Davidson does not have any obligation or commitment to sell any shares of common stock in the rights offering or to acquire any shares for its own account or with a view to their distribution. We may pay placement fees if D.A. Davidson identifies standby purchasers and we enter into standby purchase agreements with those purchasers.

We have agreed to indemnify D.A. Davidson against certain liability, including liabilities under the Securities Act of 1933, as amended, and to contribute to payments that D.A. Davidson may be required to make in respect of these liabilities.

D.A. Davidson also served as our financial advisor in connection with the acquisition of Stockmans Financial Group in 2008 and of certain branch assets from Wachovia Bank in 2009.

Directors, Executive Officers and Employees

We are offering shares directly to you pursuant to the rights offering. Our directors and executive officers may participate in the solicitation of our shareholders for the exercise of subscription rights for the purchase of shares and for the solicitation of standby purchasers. We will reimburse these persons for their reasonable out-of-pocket expenses incurred in connection with any solicitation. Other employees of PremierWest may assist in the rights offering in ministerial capacities, providing clerical work in effecting an exercise of subscription rights or answering questions of a ministerial nature. Other questions from prospective purchasers will be directed to our executive officers. Our other employees have been instructed not to solicit the exercise of subscription rights for the purchase of shares or to provide advice regarding the exercise of subscription rights. None of our officers, directors or employees will be compensated in connection with their participation in the offering by the payment of commissions or other remuneration based either directly or indirectly on the transactions in the subscriptions rights or shares.

CERTAIN U.S. FEDERAL INCOME TAX CONSEQUENCES

The following discussion is a summary of certain United States federal income tax consequences to U.S. holders (as defined below) of the receipt and ownership of the subscription rights acquired in the rights offering and the ownership of shares of common stock received upon exercise of the subscription rights or, if applicable, upon exercise of the over-subscription privilege. This discussion is based upon the provisions of the United States Internal Revenue Code of 1986, as amended (the “Code”), regulations promulgated by the Treasury Department thereunder, and administrative rulings and judicial decisions, in each case as of the date hereof. These authorities are subject to differing interpretations and may be changed, perhaps retroactively, resulting in United States federal income tax consequences different from those discussed below. We have not sought any ruling from the United States Internal Revenue Service (“IRS”) with respect to the statements made and the conclusions reached in this discussion, and there can be no assurance that the IRS will agree with such statements and conclusions. This discussion applies only to U.S. holders who acquire the subscription rights in the rights offering. Further, this discussion assumes that the subscription rights or shares of common stock issued upon exercise of the subscription rights or, if applicable, the over-subscription privilege will be held as capital assets within the meaning of Section 1221 of the Code. In addition, this summary does not address all tax considerations that may be applicable to your particular circumstances or to you if you are a U.S. holder that may be subject to special tax rules, including, without limitation:

•	banks, insurance companies or other financial institution;

•	regulated investment companies;

•	real estate investment trusts;

•	dealers in securities or commodities;

•	traders in securities that elects to use a mark-to-market method of accounting for securities holdings;

•	tax-exempt organizations;

•	persons liable for alternative minimum tax;

•	persons that hold shares of common stock as part of a straddle or a hedging or conversion transaction;

•	partnerships or other entities treated as partnerships for United States federal income tax purposes; or

•	persons whose “functional currency” is not the United States dollar

You are a U.S. holder if you are a beneficial owner of subscription rights or shares of common stock and you are:

•	an individual citizen or resident of the United States,

•

a corporation (or any other entity treated as a corporation for United States federal income tax purposes) created or organized in or under the laws of the United States, any state thereof or the District of Columbia,

•	an estate whose income is subject to United States federal income tax regardless of its source, or

•

a trust if it (1) is subject to the primary supervision of a court within the United States and one or more “United States persons,” as defined in the Code, have the authority to control all substantial decisions of the trust or (2) has a valid election in effect under applicable Treasury Department regulations to be treated as a United States person.

If a partnership (including any entity treated as a partnership for United States federal income tax purposes) receives the subscription rights or holds shares of common stock received upon exercise of the subscription rights or the over-subscription privilege, the tax treatment of a partner in a partnership generally will depend upon the status of the partner and the activities of the partnership. Such a partner or partnership should consult its own tax advisor as to the United States federal income tax consequences of the receipt and ownership of the subscription rights or the ownership of shares of common stock received upon exercise of the subscription rights or, if applicable, upon exercise of the over-subscription privilege.

This discussion addresses only certain aspects of United States federal income taxation. You should consult your own tax advisor regarding the United States federal, state, local, non-U.S. and other tax consequences of the receipt and ownership of the subscription rights acquired in the rights offering and the ownership of shares of common stock received upon exercise of the subscription rights or, if applicable, upon exercise of the over-subscription privilege.

Taxation of Subscription Rights

Receipt of Subscription Rights

Your receipt of subscription rights in the rights offering should be treated as a nontaxable distribution for United States federal income tax purposes. The discussion below assumes that the receipt of subscription rights will be treated as a nontaxable distribution.

Tax Basis and Holding Period of Subscription Rights

Your tax basis of the subscription rights for United States federal income tax purposes will depend on the fair market value of the subscription rights you receive and the fair market value of your existing shares of common stock on the date you receive the subscription rights.

•

If the fair market value of the subscription rights you receive is 15% or more of the fair market value of your existing shares of common stock on the date you receive the subscription rights, then you must allocate the tax basis of your existing shares of common stock between the existing shares of common stock and the subscription rights you receive in proportion to their respective fair market values determined on the date you receive the subscription rights.

•

If the fair market value of the subscription rights you receive is less than 15% of the fair market value of your existing shares of common stock on the date you receive the subscription rights, the subscription rights will be allocated a zero tax basis, unless you elect to allocate the tax basis of your existing shares of common stock between the existing shares of common stock and the subscription rights you receive in proportion to their respective fair market values determined on the date you receive the subscription rights. If you choose to allocate the tax basis between your existing shares of common stock and the subscription rights, you must make this election on a statement included with your United States federal income tax return for the taxable year in which you receive the subscription rights. Such an election is irrevocable.

The fair market value of the subscription rights on the date the subscription rights are distributed is uncertain, and we have not obtained, and do not intend to obtain, an appraisal of the fair market value of the subscription rights on that date. In determining the fair market value of the subscription rights, you should consider all relevant facts and circumstances, including any difference between the subscription price of the subscription rights and the trading price of our common stock on the date that the subscription rights are distributed, the length of the period during which the subscription rights may be exercised and the fact that the subscription rights are non-transferable.

Your holding period of the subscription rights will include your holding period of the shares of common stock with respect to which the subscription rights were distributed.

Exercise of Subscription Rights

You generally will not recognize gain or loss upon exercise of the subscription rights. The tax basis of the shares common stock you receive upon exercise of the subscription rights or, if applicable, upon exercise of the over-subscription privilege generally will equal the sum of (i) the subscription price and (ii) the tax basis, if any, of the subscription rights as determined above. Your holding period of the shares of common stock you receive upon exercise of the subscription rights or, if applicable, upon exercise of the over-subscription privilege will begin on the date the subscriptions rights are exercised.

Expiration of Subscription Rights

If you do not exercise the subscription rights, you should not recognize a capital loss for United States federal income tax purposes and any portion of the tax basis of your existing shares of common stock previously allocated to the subscription rights not exercised will be re-allocated to the existing common stock.

Taxation of Common Stock

Distributions with respect to shares of common stock received upon exercise of the subscription rights or the over-subscription privilege will be taxable as dividend income when actually or constructively received to the extent of our current or accumulated earnings and profits, if any, as determined for United States federal income tax purposes. To the extent that the amount of a distribution exceeds our current and accumulated earnings and profits, the distribution will be treated first as a tax-free return of capital to the extent of your adjusted tax basis of such shares of common stock and thereafter as capital gain.

Subject to certain exceptions for short-term and hedged positions, distributions constituting dividend income received by certain non-corporate U.S. holders, including individuals, in respect of the shares of common stock in taxable years beginning before January 1, 2011 are generally taxed at a maximum rate of 15%. Similarly, subject to similar exceptions for short-term and hedged positions, distributions on the shares of common stock constituting dividend income paid to U.S. holders that are domestic corporations generally will qualify for the dividends-received deduction. You should consult your own tax advisor regarding the availability of the reduced dividend tax rate and the dividends-received deduction in light of your particular circumstances.

If you sell or otherwise dispose of any shares of the common stock, you will generally recognize capital gain or loss equal to the difference between your amount realized and your adjusted tax basis of such shares of common stock. Such capital gain or loss will be long-term capital gain or loss if your holding period for such shares of common stock is more than one year. Long-term capital gain of a non-corporate U.S. holder, including individuals, that is recognized in taxable years beginning before January 1, 2011 is generally taxed at a maximum rate of 15%. The deductibility of capital losses is subject to limitations.

Information Reporting and Backup Withholding

In general, payments made in the United States or through certain United States related financial intermediaries with respect to the ownership and disposition of the shares of common stock will be required to be reported to the IRS unless you are a corporation or other exempt recipient and, when required, demonstrate this fact. In addition, you may be subject to a backup withholding tax (currently at a rate of 28%) on such payments unless you (i) are a corporation or other exempt recipient and when required, demonstrate this fact or (ii) provide a taxpayer identification number and otherwise comply with applicable certification requirements.

You should consult your own tax advisor regarding your qualification for an exemption from backup withholding and the procedures for obtaining such an exemption, if applicable. The backup withholding tax is not an additional tax and you may use amounts withheld as a credit against your United States federal income tax liability or may claim a refund so long as you timely provide certain information to the IRS.

THIS DISCUSSION IS INCLUDED FOR YOUR GENERAL INFORMATION ONLY. YOU SHOULD CONSULT YOUR TAX ADVISOR TO DETERMINE THE TAX CONSEQUENCES TO YOU OF THIS RIGHTS OFFERING IN LIGHT OF YOUR PARTICULAR CIRCUMSTANCES, INCLUDING ANY STATE, LOCAL AND FOREIGN TAX CONSEQUENCES.

LEGAL MATTERS

Certain legal matters in connection with this offering will be passed upon for us by Roberts Kaplan LLP, Portland, Oregon.

EXPERTS

The consolidated financial statements of PremierWest Bancorp and subsidiaries as of December 31, 2008 and 2007 and for the years in the three year period ended December 31, 2008, incorporated in this prospectus by reference from PremierWest Bancorp’s Annual Report on Form 10-K/A for the year ended December 31, 2008, have been audited by Moss Adams LLP, independent registered public accounting firm, as stated in its report, which is incorporated herein by reference, which report expresses an unqualified opinion and includes an explanatory paragraph concerning the effects of a restatement. Such consolidated financial statements have been so incorporated in reliance upon the report of such firm given upon their authority as experts in accounting and auditing.

[—] Shares

PremierWest Bancorp

Common Stock

PRELIMINARY PROSPECTUS

[—], 2009

PART II

INFORMATION NOT REQUIRED IN PROSPECTUS

Item 13.	Other Expenses of Issuance and Distribution.

SEC registration fee		$2,008.80
Accounting fees and expenses*		$25,000
Legal fees and expenses	$
Printing and engraving expenses*	$
Subscription agent and registrar fees and expenses*	$
Miscellaneous*	$
Total*	$

*	Estimated pursuant to Item 511 of Regulation S-K

Item 14.	Indemnification of Directors and Officers.

As an Oregon corporation, the Company is subject to the provisions of the Oregon Business Corporation Act (the “OBCA”). The OBCA permits a corporation to indemnify an individual who is made a party to a proceeding because such individual is or was a director of the corporation against liability incurred in the proceeding if:

•	his or her conduct was in good faith;

•	he or she reasonably believed that his or her conduct was in the corporation’s best interest, or at least not opposed to the corporation’s best interests; and

•	in the case of a criminal proceeding, he or she had no reasonable cause to believe his or her conduct was unlawful.

Unless a corporation’s articles of incorporation provide otherwise, indemnification is mandatory if the director is wholly successful on the merits or otherwise in such a proceeding, or if a court of competent jurisdiction orders the corporation to indemnify the director. The Company’s articles of incorporation do not limit the statutory right to indemnification.

Under the OBCA, a corporation may not, however, indemnify the individual if the individual was adjudged liable:

•	to the corporation in a proceeding by or in the right of the corporation; or

•	in any proceeding charging improper personal benefit on the basis that he or she improperly received a personal benefit.

The Company’s articles of incorporation provide that we will indemnify our directors and officers against reasonable expenses (including attorney fees), judgments, fines, penalties, excise taxes or settlement payments incurred or suffered by reason of service as a director or officer or at the Company’s request as a director, officer, partner or trustee of another corporation, partnership, joint venture, trust, employee benefit plan or other enterprise.

The OBCA also provides that a corporation’s articles of incorporation may limit or eliminate the personal liability of a director to the corporation or its shareholders for monetary damages for conduct as a director, provided that no such provision shall eliminate the liability of a director for:

•	any breach of the directors’ duty of loyalty to the corporation or its shareholders;

•	acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law;

•	any unlawful distribution; or

•	any transaction from which the director derived an improper personal benefit.

The Company’s articles of incorporation limit monetary liability of our directors for their conduct as directors to the fullest extent permitted under the OBCA. If the OBCA is amended to further limit the directors’ liability, the Company’s articles of incorporation would incorporate such amendment on its effective date.

The Company also maintains insurance coverage relating to certain liabilities of directors and officers.

Item 15.	Recent Sales of Unregistered Securities.

On February 13, 2009, pursuant to the TARP Capital Purchase Program, in exchange for an aggregate cash purchase price of $41,400,000, PremierWest Bancorp issued and sold to the United States Department of the Treasury in a private placement transaction:

•

41,400 shares of the Company’s newly designated Fixed Rate Cumulative Perpetual Preferred Stock, Series B, no par value per share, and liquidation preference $1,000 per share ($41,400,000 aggregate liquidation preference), and

•

a ten-year Warrant to purchase up to 1,090,385 shares of the Company’s common stock, no par value per share, at an exercise price of $5.70 per share, subject to certain anti-dilution and other adjustments.

The issuance and sale of the Series B Preferred Stock and Warrant are exempt from the registration requirements of the Securities Act of 1933, as amended, pursuant to Section 4(2) of the Securities Act of 1933.

A discussion of the Company’s sale of securities to the United States Department of the Treasury pursuant to a Letter Agreement, including Securities Purchase Agreement — Standard Terms, dated February 13, 2009 is included in and incorporated herein by reference to the Company’s Form 8-K filed on February 17, 2009.

Item 16.	Exhibits and Financial Statement Schedules.

Exhibit Number	Description

3.1	Articles of Incorporation, as amended (incorporated by reference to Exhibit 3.1 to the Registrant’s Current Report on Form 8-K filed February 17, 2009)

3.2	Amended and Restated Bylaws (incorporated by reference to Exhibit 3.2 to the Registrant’s Registration Statement on Form S-4 (Registration No. 333-147460) filed November 16, 2007)

4.1	Form of Stock Certificate for Common Stock (incorporated by reference to Exhibit 4 to the Registrant’s Amendment No. 1 to Registration Statement on Form S-4/A (Registration No. 333-96209) filed March 17, 2000)

4.2	Form of Stock Certificate for Series B Preferred Stock (incorporated by reference to Exhibit 4.1 to the Registrant’s Current Report on Form 8-K filed February 17, 2009)

4.3	Warrant issued February 13, 2009 (incorporated by reference to Exhibit 4.3 to the Registrant’s Current Report on Form 8-K filed February 17, 2009)

4.4**	Form of Subscription Rights Certificate

4.5**	Form of Subscription Agent Agreement

5.1**	Form of Opinion of Roberts Kaplan LLP regarding legality of securities registered

10.1	Letter Agreement, dated February 13, 2009, including Securities Purchase Agreement—Standard Terms, between the Registrant and the United States Department of the Treasury (incorporated by reference to Exhibit 4.2 to the Registrant’s Current Report on Form 8-K filed February 17, 2009)

Exhibit Number	Description

10.2.1	Employment Agreement with John Anhorn (incorporated by reference to Exhibit 10.1 to Form 10-K filed March 14, 2008)

10.2.2	Amendment to Employment Agreement for John Anhorn (incorporated by reference to Exhibit 10.1 to Form 8-K filed April 25, 2008)

10.3.1	Employment Agreement with Rich Hieb (incorporated by reference to the substantially identical (other than base salary) form of employment agreement with Mr. Anhorn filed as Exhibit 10.1 to Form 10-K filed March 14, 2008)

10.3.2	Amendment to Employment Agreement for Rich Hieb (incorporated by reference to Exhibit 10.2 to Form 8-K filed April 25, 2008)

10.4.1	Employment Agreement with Tom Anderson (incorporated by reference to Exhibit 10.2 to Form 10-K filed March 14, 2008)

10.4.2	Amendment to Employment Agreement with Tom Anderson (incorporated by reference to Exhibit 10.4.2 to Form 10-K filed March 18, 2009)

10.5	Employment Agreement with James Earley (incorporated by reference to the substantially identical (other than base salary) form of employment agreement with Mr. Anderson filed as Exhibit 10.2 to Form 10-K filed March 14, 2008)

10.6	Employment Agreement with James Ford (incorporated by reference to the substantially identical (other than base salary) form of employment agreement with Mr. Anderson filed as Exhibit 10.2 to Form 10-K filed March 14, 2008)

10.7.1	Employment Agreement with Joe Danelson (incorporated by reference to Exhibit 10.2 to Form 10-Q filed August 11, 2008)

10.7.2	Amendment to Employment Agreement with Joe Danelson (incorporated by reference to Exhibit 10.7.2 to Form 10-K filed March 18, 2009)

10.8	Employment Agreement with Michael Fowler (incorporated by reference to Exhibit 10.1 to Form 10-Q filed August 11, 2008)

10.9	Supplemental Executive Retirement Plan Agreement with John Anhorn (incorporated by reference to Exhibit 10.3 to Form 10-K filed March 14, 2008)

10.10.1	Supplemental Executive Retirement Plan Agreement with Rich Hieb (incorporated by reference to Exhibit 10.4 to Form 10-K filed March 14, 2008)

10.10.2	Amendment to Supplemental Executive Retirement Plan with Rich Hieb (incorporated by reference to Exhibit 10.10.2 to Form 10-K filed March 18, 2009)

10.11.1	Supplemental Executive Retirement Plan Agreement with Tom Anderson (incorporated by reference to Exhibit 10.5 to Form 10-K filed March 14, 2008)

10.11.2	First Amendment to Supplemental Executive Retirement Plan Agreement with Tom Anderson (incorporated by reference to Exhibit 10.11.2 to Form 10-K filed March 18, 2009)

10.12.1	Supplemental Executive Retirement Plan Agreement with Jim Earley (incorporated by reference to the substantially identical form of SERP Agreement (except for retirement pay set at 40% of base salary) with Tom Anderson filed as Exhibit 10.5 to Form 10-K filed March 14, 2008)

10.12.2	First Amendment to Supplemental Executive Retirement Plan Agreement with Jim Earley (incorporated by reference to the substantially identical form of Amendment with Tom Anderson filed as Exhibit 10.12.2 hereto)

Exhibit Number	Description

10.13.1	2002 Executive Survivor Income Agreement with John Anhorn (incorporated by reference to Exhibit 10.13.1 to Form 10-K filed March 18, 2009)

10.13.2	Amendment to Executive Survivor Income Agreement with John Anhorn (incorporated by reference to Exhibit 10.4 to Form 10-Q filed November 5, 2004)

10.14.1	2002 Executive Survivor Income Agreement with Rich Hieb (incorporated by reference to Exhibit 10.14.1 to Form 10-K filed March 18, 2009)

10.14.2	Amendment to Executive Survivor Income Agreement with Rich Hieb (incorporated by reference to a substantially identical (other than a pre-retirement death benefit of $150,000) amendment with John Anhorn filed as Exhibit 10.4 to Form 10-Q filed November 5, 2004)

10.15.1	Executive Survivor Income Agreement with Tom Anderson (incorporated by reference to Exhibit 10.15.1 to Form 10-K filed March 18, 2009)

10.15.2	Amendment to Executive Survivor Income with Tom Anderson (incorporated by reference to Exhibit 10.8 to Form 10-Q filed November 5, 2004)

10.16	Executive Deferred Compensation Agreement with John Anhorn (incorporated by reference to the substantially identical form attached as Exhibit 10.8 to Form 10-K filed March 14, 2008)

10.17	Executive Deferred Compensation Agreement with Rich Hieb (incorporated by reference to the substantially identical form attached as Exhibit 10.8 to Form 10-K filed March 14, 2008)

10.18	Executive Deferred Compensation Agreement with Tom Anderson (incorporated by reference to Exhibit 10.8 to Form 10-K filed March 14, 2008)

10.19	Executive Deferred Compensation Agreement with Jim Earley (incorporated by reference to a substantially identical form attached as Exhibit 10.8 to Form 10-K filed March 14, 2008)

10.20	Executive Deferred Compensation Agreement with Joe Danelson (incorporated by reference to Exhibit 10.20 to Form 10-K filed March 18, 2009)

10.21	2002 PremierWest Bancorp Stock Option Plan (incorporated by reference to the proxy statement (DEF 14A) filed April 13, 2005)

10.22	1992 Combined Incentive and Non-Qualified Stock Option Plan of Bank of Southern Oregon (incorporated by reference to Exhibit 10.1 to Form S-4 (File No. 333-96209))

10.23	United Bancorp Stock Option Plan, as amended (incorporated by reference to the Registration Statement on Form S-8 (File No. 333-40886))

10.24	Form of Incentive Stock Option Agreement (incorporated by reference to Exhibit 10.12.2 to the Form 10-K filed March 15, 2006)

10.25	Form of Nonqualified Stock Option Agreement (incorporated by reference to Exhibit 10.12.1 to the Form 10-K filed March 15, 2006)

10.26	Director Deferred Compensation Agreement (with individual directors John B. Dickerson, John A. Duke, Dennis N. Hoffbuhr, Patrick G. Huycke, Brian Pargeter, James L. Patterson, Tom Becker and Rickar D. Watkins ) (incorporated by reference to Exhibit 10.10 to Form 10-K filed March 14, 2008)

10.27	Continuing Benefits Agreement (with individual directors John B. Dickerson, John A. Duke, Dennis N. Hoffbuhr, Patrick G. Huycke, Brian Pargeter, James L. Patterson, Tom Becker and Rickar D. Watkins ) (incorporated by reference to Exhibit 10.9 to Form 10-K filed March 14, 2008)

Exhibit Number	Description

10.28	James Ford Supplemental Executive Retirement Plan (incorporated by reference to Exhibit 10.1 to Form 8-K filed April 3, 2009)

10.29	Form of Senior Executive Officer Waiver pursuant to TARP Capital Purchase Program (incorporated by reference to Exhibit 10.1 to Form 8-K filed February 17, 2009)

10.30	Form of Senior Executive Officer Agreement (incorporated by reference to Exhibit 10.2 to Form 8-K filed February 17, 2009)

10.31	Purchase and Assumption Agreement with Wachovia Bank, N.A., dated February 19, 2009 (incorporated by reference to Exhibit 2.1 to Form 10-Q filed May 11, 2009). The Company will furnish a copy of any omitted schedule to the Agreement to the SEC upon request.

10.32	Employment Agreement with William Yarbanet (incorporated by reference to Exhibit 10.1 to Form 8-K filed November 16, 2009)

21.1	Subsidiaries of the Registrant (incorporated by reference to Exhibit 21.1 to the Registrant’s Annual Report on Form 10-K for the fiscal year ended December 31, 2008)

23.1*	Consent of Moss Adams LLP

24.1	Power of Attorney (set forth on signature page)

99.1**	Form of Instructions as to Use of PremierWest Bancorp Subscription Rights Certificates

99.2**	Form of Letter to Clients

99.3**	Form of Letter to Security Dealers, Commercial Banks, Trust Companies and Other Nominees

99.4**	Form of Nominee Holder Certification

99.5**	Beneficial Owner Election Form

99.6**	Form of Notice of Important Tax Information

99.7**	Form of Letter to Recordholders

*	Filed herewith.
**	To be filed by amendment.

Item 17.	Undertakings.

The undersigned Registrant hereby undertakes:

(1) To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

(i)	To include any prospectus required by Section 10(a)(3) of the Securities Act of 1933;

(ii)	To reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement (notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than 20% change in the maximum aggregate offering price set forth in the “Calculation of Registration Fee” table in the effective registration statement); and

(iii)	To include any material information with respect to the plan of distribution no previously disclosed in the registration statement or any material change to such information in the registration statement.

(2) That, for the purpose of determining liability under the Securities Act of 1933, each post-effective amendment that contains a form of prospectus shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

(4) That, for purposes of determining any liability under the Securities Act of 1933, each filing of the registrant’s annual report pursuant to section 13(a) or section 15(d) of the Securities Exchange Act of 1934 (and, where applicable, each filing of an employee benefit plan’s annual report pursuant to section 15(d) of the Securities Exchange Act of 1934) that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(5) To supplement the prospectus, after the expiration of the subscription period, to set forth the results of the subscription offer and the terms of any subsequent reoffering thereof.

(6) To deliver or cause to be delivered with the prospectus, to each person to whom the prospectus is sent or given, the latest annual report to security holders that is incorporated by reference in the prospectus and furnished pursuant to and meeting the requirements of Rule 14a-3 or Rule 14c-3 under the Securities Exchange Act of 1934; and, where interim financial information required to be presented by Article 3 of Regulation S-X are not set forth in the prospectus, to deliver, or cause to be delivered to each person to whom the prospectus is sent or given, the latest quarterly report that is specifically incorporated by reference in the prospectus to provide such interim financial information.

(7) Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act, and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

(8) For the purpose of determining any liability under the Securities Act of 1933, the information omitted from the form of prospectus filed as part of this registration statement in reliance upon Rule 430A and contained in a form of prospectus filed by the Registrant pursuant to rule 424(b)(1), or (4), or 497(h) under the Securities Act shall be deemed to be part of this registration statement as of the time it was declared effective.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, the Registrant has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized in Medford, Oregon, on the 16th day of November, 2009.

PREMIERWEST BANCORP

By:	/s/ JAMES M. FORD
Name:	James M. Ford
Title:	President and Chief Executive Officer
(Duly Authorized Representative)

POWER OF ATTORNEY

Each person whose signature appears below appoints James M. Ford and Michael D. Fowler, and each of them, with power of substitution, as his true and lawful attorney-in-fact and agent, for him and in his name, place and stead, in any and all capacities, to sign any and all amendments (including post-effective amendments) to this Registration Statement and any Registration Statement (including any amendment thereto) for this offering that is to be effective upon filing pursuant to Rule 462(b) under the Securities Act of 1933, as amended, and to file the same, with all exhibits thereto, and all other documents in connection therewith, with the Securities and Exchange Commission, granting unto said attorney-in-fact and agent full power and authority to do and perform each and every act and thing requisite and necessary to be done, as fully to all intents and purposes as he might or would do in person, hereby ratifying and confirming all that said attorney-in fact and agent may lawfully do or cause to be done by virtue hereof.

Pursuant to the requirements of the Securities Act of 1933, this Registration Statement has been signed by the following persons in the capacities and on the dates indicated.

/s/ JAMES M. FORD James M. Ford	/s/ RICHARD R. HIEB Richard R. Hieb
President, Chief Executive Officer and Director	Director
(Principal Executive Officer)	Date: November 16, 2009
Date: November 16, 2009

/s/ MICHAEL D. FOWLER Michael D. Fowler	/s/ THOMAS R. BECKER Thomas R. Becker
Executive Vice President and	Director
Chief Financial Officer	Date: November 16, 2009
(Principal Financial and Accounting Officer)
Date: November 16, 2009

/s/ JOHN A. DUKE John A. Duke	/s/ JOHN B. DICKERSON John B. Dickerson
Director and Chairman	Director
Date: November 16, 2009	Date: November 16, 2009

/s/ PATRICK G. HUYCKE Patrick G. Huycke	/s/ DENNIS N. HOFFBUHR Dennis N. Hoffbuhr
Director and Vice-Chairman	Director
Date: November 16, 2009	Date: November 16, 2009

/s/ JOHN L. ANHORN John L. Anhorn	/s/ BRIAN PARGETER Brian Pargeter
Director	Director
Date: November 16, 2009	Date: November 16, 2009

/s/ JAMES L. PATTERSON James L. Patterson	/s/ RICKAR D. WATKINs Rickar D. Watkins
Director	Director
Date: November 16, 2009	Date: November 16, 2009

/s/ GEORGES C. ST. LAURENT, JR. Georges C. St. Laurent, Jr.
Director
Date: November 16, 2009

EXHIBIT INDEX

Exhibit Number	Description

3.1	Articles of Incorporation, as amended (incorporated by reference to Exhibit 3.1 to the Registrant’s Current Report on Form 8-K filed February 17, 2009)

3.2	Amended and Restated Bylaws (incorporated by reference to Exhibit 3.2 to the Registrant’s Registration Statement on Form S-4 (Registration No. 333-147460) filed November 16, 2007)

4.1	Form of Stock Certificate for Common Stock (incorporated by reference to Exhibit 4 to the Registrant’s Amendment No. 1 to Registration Statement on Form S-4/A (Registration No. 333-96209) filed March 17, 2000)

4.2	Form of Stock Certificate for Series B Preferred Stock (incorporated by reference to Exhibit 4.1 to the Registrant’s Current Report on Form 8-K filed February 17, 2009)

4.3	Warrant issued February 13, 2009 (incorporated by reference to Exhibit 4.3 to the Registrant’s Current Report on Form 8-K filed February 17, 2009)

4.4**	Form of Subscription Rights Certificate

4.5**	Form of Subscription Agent Agreement

5.1**	Form of Opinion of Roberts Kaplan LLP regarding legality of securities registered

10.1	Letter Agreement, dated February 13, 2009, including Securities Purchase Agreement—Standard Terms, between the Registrant and the United States Department of the Treasury (incorporated by reference to Exhibit 4.2 to the Registrant’s Current Report on Form 8-K filed February 17, 2009)

10.2.1	Employment Agreement with John Anhorn (incorporated by reference to Exhibit 10.1 to Form 10-K filed March 14, 2008)

10.2.2	Amendment to Employment Agreement for John Anhorn (incorporated by reference to Exhibit 10.1 to Form 8-K filed April 25, 2008)

10.3.1	Employment Agreement with Rich Hieb (incorporated by reference to the substantially identical (other than base salary) form of employment agreement with Mr. Anhorn filed as Exhibit 10.1 to Form 10-K filed March 14, 2008)

10.3.2	Amendment to Employment Agreement for Rich Hieb (incorporated by reference to Exhibit 10.2 to Form 8-K filed April 25, 2008)

10.4.1	Employment Agreement with Tom Anderson (incorporated by reference to Exhibit 10.2 to Form 10-K filed March 14, 2008)

10.4.2	Amendment to Employment Agreement with Tom Anderson (incorporated by reference to Exhibit 10.4.2 to Form 10-K filed March 18, 2009)

10.5	Employment Agreement with James Earley (incorporated by reference to the substantially identical (other than base salary) form of employment agreement with Mr. Anderson filed as Exhibit 10.2 to Form 10-K filed March 14, 2008)

10.6	Employment Agreement with James Ford (incorporated by reference to the substantially identical (other than base salary) form of employment agreement with Mr. Anderson filed as Exhibit 10.2 to Form 10-K filed March 14, 2008)

10.7.1	Employment Agreement with Joe Danelson (incorporated by reference to Exhibit 10.2 to Form 10-Q filed August 11, 2008)

10.7.2	Amendment to Employment Agreement with Joe Danelson (incorporated by reference to Exhibit 10.7.2 to Form 10-K filed March 18, 2009)

Exhibit Number	Description

10.8	Employment Agreement with Michael Fowler (incorporated by reference to Exhibit 10.1 to Form 10-Q filed August 11, 2008)

10.9	Supplemental Executive Retirement Plan Agreement with John Anhorn (incorporated by reference to Exhibit 10.3 to Form 10-K filed March 14, 2008)

10.10.1	Supplemental Executive Retirement Plan Agreement with Rich Hieb (incorporated by reference to Exhibit 10.4 to Form 10-K filed March 14, 2008)

10.10.2	Amendment to Supplemental Executive Retirement Plan with Rich Hieb (incorporated by reference to Exhibit 10.10.2 to Form 10-K filed March 18, 2009)

10.11.1	Supplemental Executive Retirement Plan Agreement with Tom Anderson (incorporated by reference to Exhibit 10.5 to Form 10-K filed March 14, 2008)

10.11.2	First Amendment to Supplemental Executive Retirement Plan Agreement with Tom Anderson (incorporated by reference to Exhibit 10.11.2 to Form 10-K filed March 18, 2009)

10.12.1	Supplemental Executive Retirement Plan Agreement with Jim Earley (incorporated by reference to the substantially identical form of SERP Agreement (except for retirement pay set at 40% of base salary) with Tom Anderson filed as Exhibit 10.5 to Form 10-K filed March 14, 2008)

10.12.2	First Amendment to Supplemental Executive Retirement Plan Agreement with Jim Earley (incorporated by reference to the substantially identical form of Amendment with Tom Anderson filed as Exhibit 10.12.2 hereto)

10.13.1	2002 Executive Survivor Income Agreement with John Anhorn (incorporated by reference to Exhibit 10.13.1 to Form 10-K filed March 18, 2009)

10.13.2	Amendment to Executive Survivor Income Agreement with John Anhorn (incorporated by reference to Exhibit 10.4 to Form 10-Q filed November 5, 2004)

10.14.1	2002 Executive Survivor Income Agreement with Rich Hieb (incorporated by reference to Exhibit 10.14.1 to Form 10-K filed March 18, 2009)

10.14.2	Amendment to Executive Survivor Income Agreement with Rich Hieb (incorporated by reference to a substantially identical (other than a pre-retirement death benefit of $150,000) amendment with John Anhorn filed as Exhibit 10.4 to Form 10-Q filed November 5, 2004)

10.15.1	Executive Survivor Income Agreement with Tom Anderson (incorporated by reference to Exhibit 10.15.1 to Form 10-K filed March 18, 2009)

10.15.2	Amendment to Executive Survivor Income with Tom Anderson (incorporated by reference to Exhibit 10.8 to Form 10-Q filed November 5, 2004)

10.16	Executive Deferred Compensation Agreement with John Anhorn (incorporated by reference to the substantially identical form attached as Exhibit 10.8 to Form 10-K filed March 14, 2008)

10.17	Executive Deferred Compensation Agreement with Rich Hieb (incorporated by reference to the substantially identical form attached as Exhibit 10.8 to Form 10-K filed March 14, 2008)

10.18	Executive Deferred Compensation Agreement with Tom Anderson (incorporated by reference to Exhibit 10.8 to Form 10-K filed March 14, 2008)

10.19	Executive Deferred Compensation Agreement with Jim Earley (incorporated by reference to a substantially identical form attached as Exhibit 10.8 to Form 10-K filed March 14, 2008)

10.20	Executive Deferred Compensation Agreement with Joe Danelson (incorporated by reference to Exhibit 10.20 to Form 10-K filed March 18, 2009)

Exhibit Number	Description

10.21	2002 PremierWest Bancorp Stock Option Plan (incorporated by reference to the proxy statement (DEF 14A) filed April 13, 2005)

10.22	1992 Combined Incentive and Non-Qualified Stock Option Plan of Bank of Southern Oregon (incorporated by reference to Exhibit 10.1 to Form S-4 (File No. 333-96209))

10.23	United Bancorp Stock Option Plan, as amended (incorporated by reference to the Registration Statement on Form S-8 (File No. 333-40886))

10.24	Form of Incentive Stock Option Agreement (incorporated by reference to Exhibit 10.12.2 to the Form 10-K filed March 15, 2006)

10.25	Form of Nonqualified Stock Option Agreement (incorporated by reference to Exhibit 10.12.1 to the Form 10-K filed March 15, 2006)

10.26	Director Deferred Compensation Agreement (with individual directors John B. Dickerson, John A. Duke, Dennis N. Hoffbuhr, Patrick G. Huycke, Brian Pargeter, James L. Patterson, Tom Becker and Rickar D. Watkins ) (incorporated by reference to Exhibit 10.10 to Form 10-K filed March 14, 2008)

10.27	Continuing Benefits Agreement (with individual directors John B. Dickerson, John A. Duke, Dennis N. Hoffbuhr, Patrick G. Huycke, Brian Pargeter, James L. Patterson, Tom Becker and Rickar D. Watkins ) (incorporated by reference to Exhibit 10.9 to Form 10-K filed March 14, 2008)

10.28	James Ford Supplemental Executive Retirement Plan (incorporated by reference to Exhibit 10.1 to Form 8-K filed April 3, 2009)

10.29	Form of Senior Executive Officer Waiver pursuant to TARP Capital Purchase Program (incorporated by reference to Exhibit 10.1 to Form 8-K filed February 17, 2009)

10.30	Form of Senior Executive Officer Agreement (incorporated by reference to Exhibit 10.2 to Form 8-K filed February 17, 2009)

10.31	Purchase and Assumption Agreement with Wachovia Bank, N.A., dated February 19, 2009 (incorporated by reference to Exhibit 2.1 to Form 10-Q filed May 11, 2009). The Company will furnish a copy of any omitted schedule to the Agreement to the SEC upon request.

10.32	Employment Agreement with William Yarbanet (incorporated by reference to Exhibit 10.1 to Form 8-K filed November 16, 2009)

21.1	Subsidiaries of the Registrant (incorporated by reference to Exhibit 21.1 to the Registrant’s Annual Report on Form 10-K for the fiscal year ended December 31, 2008)

23.1*	Consent of Moss Adams LLP

24.1	Power of Attorney (set forth on signature page)

99.1**	Form of Instructions as to Use of PremierWest Bancorp Subscription Rights Certificates

99.2**	Form of Letter to Clients

99.3**	Form of Letter to Security Dealers, Commercial Banks, Trust Companies and Other Nominees

99.4**	Form of Nominee Holder Certification

99.5**	Beneficial Owner Election Form

99.6**	Form of Notice of Important Tax Information

99.7**	Form of Letter to Recordholders

*	Filed herewith.
**	To be filed by amendment.